UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE DOLAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

April 3, 2013

Dear Fellow Stockholder:

We look forward to your attendance in person, virtually via the Internet, or by proxy, at the 2013 Annual Meeting of Stockholders of The Dolan Company. We will hold the meeting on Tuesday, May 14, 2013, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, MN 55402. The meeting will begin promptly at 9:00 a.m. central daylight time.

To participate via the Internet, go to www.virtualshareholdermeeting.com/DM13 where you will be able to hear an audio broadcast of the meeting and view the slides as they are presented. Please note that only stockholders of record as of March 19, 2013, who use their control number (included on your proxy card), will be able to vote via the Internet and submit questions during the meeting. If you do not have a control number at the time of the meeting, you will be able to attend via the Internet, but you will not be able to vote or submit questions.

Please read the accompanying Notice of Annual Meeting and Proxy Statement for more details about the annual meeting and matters that will be presented to stockholders for a vote.

I, and other members of our management team, as well as members of our board of directors, will be available to respond to your questions and comments. We look forward to this opportunity to communicate directly with our stockholders and share information about our operations and activities and hope that you are able to join us.

Your vote is very important to us. Whether you own a few shares or many, it is important that your shares are represented at our annual meeting. Please vote as soon as possible. We offer three convenient ways for you to vote in advance of the annual meeting – on the Internet (which we recommend), by telephone, or, if you requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you.

We appreciate your continued support of The Dolan Company and look forward to meeting you at our annual meeting.

Very truly yours,

James P. Dolan

Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Dolan Company will hold its Annual Meeting of Stockholders as follows:

Date and Time	Tuesday, May 14, 2013, 9:00 a.m. (central daylight time)

Place	Minneapolis Club 729 Second Avenue South Minneapolis, MN 55402

Internet	Attend the annual meeting online, including voting and submitting questions, at www.virtualshareholdermeeting.com/DM13.

Items of Business	1.	To elect the three Class III directors nominated by our board to serve for a period of three years;
	2.	A non-binding advisory vote to approve the compensation of our executive officers disclosed in this proxy statement;
	3.	To ratify the Audit Committee’s appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and
	4.	To act upon any other business as may properly come before the stockholders at the annual meeting or any adjournment or postponement of the meeting.

Record Date	If you owned shares of our common stock at the close of business on March 19, 2013, you are entitled to vote at our annual meeting on the items of business identified above.

Proxy Voting	Your vote is important. You may vote your shares by proxy over the Internet, by telephone or, if you requested a paper copy of these materials, by completing, signing and returning a proxy card in the envelope provided. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials that we mailed to you or your proxy card, if you requested one. We encourage you to vote by proxy even if you plan to attend the meeting. If you attend the meeting, you can revoke your proxy and vote in person or virtually via the Internet if you so desire.

Adjournments and Postponements	Our stockholders may consider any item of business described above at the annual meeting at the time and the date specified in this Notice of Annual Meeting or at any other time or date to which the annual meeting has been properly adjourned or postponed.

Notice Regarding the Availability of Proxy Materials	We mailed our Notice Regarding the Availability of Proxy Materials on or about April 3, 2013. Our proxy statement and annual report to stockholders for the year ended December 31, 2012, are available at www.proxyvote.com. Our annual report contains financial and other information about us, including our Form 10-K. You will need your 12-digit control identification number to access these materials. You will also need your 12-digit control identification number to vote and ask questions if you attend the meeting virtually. The control identification number is included on the Notice Regarding the Availability of Proxy Materials that we mailed to you or your proxy card, if you requested one.

By Order of the Board of Directors,

Vicki J. Duncomb, Corporate Secretary

PROXY STATEMENT

Annual Meeting of Stockholders

May 14, 2013

Our board of directors is soliciting proxies for the 2013 Annual Meeting of Stockholders and we are providing these proxy materials in connection with that solicitation. You are receiving these proxy materials because you owned shares of our common stock on March 19, 2013, and are entitled to vote at the annual meeting. If you are unable to attend the annual meeting in person or virtually via the Internet, you may vote your shares by proxy. This proxy statement describes the proposals that we would like you to consider and vote on and provides additional information to you relating to these proposals so that you can make an informed decision.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

You will be asked to vote on three proposals at the annual meeting. Our board recommends that you vote your shares on these proposals as indicated below:

Proposal		Board’s Voting Recommendation
1.	Election of John C. Bergstrom, James P. Dolan and George Rossi as Class III Directors;	FOR

2.	Non-binding advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement; and	FOR

3.	Ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	FOR

The board is not aware of any other matters to be presented to you for a vote at the annual meeting. If you grant a proxy by the Internet, telephone or by signing and returning a proxy card by mail, James P. Dolan, our chairman, chief executive officer and president, and Vicki J. Duncomb, our vice president and chief financial officer, or either of them, may, as your proxies, vote your shares in their discretion for any additional matters that properly come before the stockholders at the annual meeting. Further, if any director candidate becomes unavailable to serve as director prior to the election at the annual meeting, Mr. Dolan and Ms. Duncomb, or either of them, will vote your proxy for another candidate nominated by our board unless our board allows the vacancy to remain open or reduces the size of our board.

Stockholders Entitled to Vote at the Annual Meeting

If you owned shares of our common stock at the close of business on March 19, 2013, the record date, you may vote at the annual meeting. On that date, there were 30,918,700 shares of common stock outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted. You have one vote for each share of common stock you held on that date. This includes shares for which you are the “stockholder of record” and those for which you are the “beneficial owner.”

A complete list of stockholders entitled to vote at the annual meeting shall be open to the examination of any stockholder, upon request, for any purpose relevant to the annual meeting, during ordinary business hours, for ten days prior to the annual meeting at our offices at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota. The list will also be available at the annual meeting.

You are the STOCKHOLDER OF RECORD if your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services. If you are the stockholder of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person or virtually via the Internet at the annual meeting.

You are a BENEFICIAL OWNER if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf (sometimes referred to as being held in “street name”). If you are a beneficial owner, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. You are invited to attend the annual meeting, but may not vote your shares in person at the meeting (unless you receive a proxy from your broker or nominee) or vote virtually via the Internet at the annual meeting.

Quorum; Vote Requirements

We need a majority of the votes that could be cast by stockholders entitled to vote, present in person at the annual meeting or represented by proxy, to constitute a quorum for the transaction of business at this meeting. We count abstentions and broker non-votes, if applicable, as present and entitled to vote for purposes of determining a quorum.

A “broker non-vote” occurs when a broker does not receive voting instructions from the beneficial owner of shares held in street name for certain types of proposals. When this happens, the broker must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) with respect to such proposals. Your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. Proposal 3 (appointment of independent registered public accounting firm) is the only proposal considered to be a routine matter. As a result, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to Proposal 1 (election of directors) and Proposal 2 (advisory “say-on-pay”). Therefore, if you are a beneficial owner, to ensure that your shares are voted in the manner you wish, please provide voting instructions to your broker or nominee.

If you are a stockholder of record and sign and mail a proxy card, but do not include voting instructions, the proxies will vote your shares “FOR” all of the proposals and, in their discretion, as to any other matters that are properly presented to the stockholders at the annual meeting or any adjournment or postponement of it.

Proposal 1—Voting requirement to elect the Class III directors. The nominees for director will be elected by a plurality of the votes of the shares present and entitled to vote on the proposal, whether in person or by proxy. A plurality means the nominees receiving the largest number of votes cast at the meeting will be elected for the available director positions. It is possible that a plurality might not be a majority of the votes cast at the meeting in person or by proxies. You may either vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” the nominees for the board of directors. Votes that are withheld from one or more candidates and broker non-votes will not affect the election outcome.

Proposal 2—Voting requirement for non-binding advisory vote to approve the executive officer compensation disclosed in this proxy statement. Our board of directors will consider the executive compensation disclosed in this proxy statement to have been approved by stockholders if there are more votes cast “FOR” the proposal, whether in person or by proxy, than votes cast “AGAINST.” Because your “say-on-pay” vote on executive compensation is advisory, it will not be binding upon the company or the board of directors. However, the compensation committee will take into account the outcome of the vote when considering executive officer compensation in the future. You may either vote “FOR,” “AGAINST,” or ABSTAIN.” If you “ABSTAIN” from voting, your vote will have no effect, and broker non-votes will not have an effect either.

Proposal 3—Voting requirement to ratify the appointment of McGladrey LLP. An affirmative “FOR” vote by a majority of the votes of the shares present and entitled to vote is necessary to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If a majority vote ratifying the appointment is not received, the audit committee will reconsider its decision to appoint McGladrey LLP as our independent registered public accounting firm but will not be required to change such decision. You may either vote “FOR,” “AGAINST,” or ABSTAIN.” If you “ABSTAIN” from voting, it will be counted as a vote “AGAINST,” but broker non-votes will have no effect.

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes represented in person, virtually via the Internet, or by proxy at our annual meeting and act as the inspector of the election.

How To Vote

Please refer to “Stockholders Entitled to Vote at the Annual Meeting” to determine if you are the stockholder of record of your shares or if you are a beneficial owner of your shares.

By Proxy Over the Internet or by Telephone. The Internet and telephone voting procedures we established for stockholders of record to vote by proxy are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. If you are a stockholder of record, to vote by Internet or telephone, follow the voting instructions set forth on the Notice Regarding the Availability of Proxy Materials you received. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank or nominee. Internet and telephone voting ends at 11:59 p.m., eastern daylight time, on May 13, 2013.

Proxy Card. Complete, sign (exactly as your name appears on your proxy card) and date the card and return it in the prepaid envelope. Beneficial owners may vote their shares by providing voting instructions to their broker or nominee before our annual meeting. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement, and FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner, you may not vote your shares in person at our annual meeting unless you obtain and present at the annual meeting a legal proxy from your broker or nominee and present it to the inspector of election with our ballot when you vote at the meeting.

Virtually via the Internet during the Annual Meeting. All stockholders of record may vote virtually via the Internet during the Annual Meeting, by going to www.virtualshareholdermeeting.com/DM13, and using your control number (included on the Notice Regarding the Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

We encourage you to vote by Internet, telephone or proxy card in advance of the annual meeting, even if you plan to attend the annual meeting in person or virtually via the Internet. Please refer to “Changing Your Vote” for more information about the effect of your proxy if you vote in person at the annual meeting or virtually via the Internet.

If you received more than one Notice Regarding the Availability of Proxy Materials, you hold shares registered in more than one name. This sometimes occurs when a stockholder holds shares in his/her own name and then also in a representative capacity, such as a trustee on behalf of a trust. Please vote all shares for which you received a Notice Regarding the Availability of Proxy Materials so that you can ensure all of your shares are represented at the meeting.

Attending the Annual Meeting

The annual meeting begins promptly at 9:00 a.m. central daylight time. Please arrive no later than 8:30 a.m. to allow us to register your attendance and to ensure that we start the meeting on time. You must bring a valid driver’s license or other proof of identification.

To attend the annual meeting virtually via the Internet, go to www.virtualshareholdermeeting.com/DM13. Stockholders of record who use their control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you), will be able to vote electronically and submit questions during the meeting. If you do not have your control number at the time of the meeting, you still will be able to attend virtually, but you will not be able to vote or submit questions.

Changing Your Vote

You may change your vote and revoke your proxy at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by:

•

Sending a written statement, revoking your proxy, to our corporate secretary at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402, attention Corporate Secretary, or by email to secretary@thedolancompany.com. We must receive your written statement, revoking your proxy, by 6:00 p.m., central daylight time, May 13, 2013, for it to be effective;

•	Submitting a new, proper proxy by Internet, telephone, or proxy card after the date of the revoked proxy, but no later than 11:59 p.m., eastern daylight time, on May 13, 2013;

•	Attending the annual meeting and voting in person; or

•

Attending the annual meeting virtually via the Internet, by going to www.virtualshareholdermeeting.com/DM13, and using your control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Delivery of Proxy Materials

Pursuant to SEC rules, we are making our proxy materials, which include our notice of the 2013 annual meeting of stockholders, proxy statement and annual report to stockholders, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice Regarding the Availability of Proxy Materials, to access the notice of the 2013 annual meeting of stockholders, proxy statement and annual report to stockholders. In accordance with the e-proxy process, we mailed to each of our stockholders of record as of March 19, 2013, a Notice Regarding the Availability of Proxy Materials, which mailing commenced on or about April 3, 2013. The Notice Regarding the Availability of Proxy Materials contains instructions on how you may access our proxy materials and vote your shares over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice Regarding the Availability of Proxy Materials.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing, mailing and distributing the Notice Regarding the Availability of Proxy Materials and any proxy materials that our stockholders have requested be mailed to them. This includes reimbursing record holders of the expenses they incur in forwarding our proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies personally, by mail, telephone, fax or over the Internet. We do not pay our directors, officers or employees any extra compensation for soliciting proxies.

Transfer Agent

Our transfer agent is Wells Fargo Shareholder Services. If you are a stockholder of record and need to change your name or address, need information regarding the transfer of your shares, or have other questions regarding your shares, please contact Wells Fargo Shareholder Services directly, at 1-800-468-9716, on the Internet at www.shareowneronline.com or in writing at Wells Fargo Shareholder Services, P.O. Box 64874, St. Paul, MN 55164-0874.

COMPANY GOVERNANCE

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines. These, along with our committee charters, provide a framework for the governance of our company. These guidelines provide, among other things, that:

•

Our board of directors consists of a majority of independent directors and each of the board’s three standing committees consists only of independent members. Currently, Mr. Dolan, our chairman, chief executive officer and president, is the only director who is not independent. Mr. Dolan does not serve on any of the board’s committees.

•	Our directors possess the highest personal and professional ethics and are committed to the long-term interests of our company’s stockholders.

•

No director serves on the boards of more than three public companies unless the board determines that in a particular situation the director’s ability to serve effectively on our board is not impaired.

•	The nominating and corporate governance committee oversees and manages an annual evaluation of the board and each committee.

The nominating and corporate governance committee is responsible for overseeing these guidelines and ensuring that we adhere to them. The nominating and corporate governance committee periodically reviews and reassesses the adequacy of these guidelines and recommends proposed changes to the board of directors for consideration.

Copies of our corporate governance guidelines and committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com or by written request to our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

Our Codes of Ethics and Business Conduct Policies

We have adopted two codes of ethics: a Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, and a Code of Ethics for Senior Financial Officers, Chief Operating Officer and Principal Executive Officer, which we refer to as our Code of Ethics. We adopted these policies to ensure that all of our directors, officers and employees observe the highest standards of ethics in conducting our business.

Under our Code of Conduct, our core values include respect for individuals, honesty, integrity and leadership by example. Among other things, our Code of Conduct:

•	requires all directors, officers and employees to conduct our business affairs fairly, free of conflicts of interest and in an ethical manner;

•	prohibits conduct that may raise questions about our honesty, integrity or reputation; and

•

includes a process for reporting complaints and concerns about violations of the Code of Conduct or other similar policies to a compliance committee, consisting of our chief operating officer, our chief financial officer and our controller.

Our Code of Ethics requires our senior financial officers (including our chief financial officer), chief operating officer, chief executive officer and our senior financial officers at National Default Exchange, DiscoverReady and Counsel Press to:

•	act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships;

•	promptly disclose to the audit committee any material relationship or transaction that could give rise to a conflict of interest;

•	comply with generally accepted accounting principles and ensure that accounting entries are promptly and accurately recorded and documented; and

•

report to the audit committee or nominating and corporate governance committee any violations to the Code of Ethics or other company policies, compliance programs or laws, including material weaknesses in the design or operation of internal controls, fraud or material information that call into question disclosures we have made in our periodic reports on file with the Securities and Exchange Commission.

The nominating and corporate governance committee is responsible for overseeing and periodically evaluating these policies. The nominating and corporate governance committee recommends proposed changes to these policies to the board for consideration. Both our Code of Conduct and our Code of Ethics are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com, or by written request from our corporate secretary. Please refer to “Communications with the Company and our Board.”

Related Party Transactions and Policies

Our board of directors recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in our best interests and the best interests of our stockholders. We have adopted a formal written policy that requires any transaction, arrangement or relationship in which we will be a participant and in which the amount involved exceeds $120,000, and in which any related person (generally, our directors, executive officers, stockholders owning at least 5% of any class of our voting securities, their immediate family members and any entity in which any of the foregoing persons is employed or is a general partner or principal) has or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval.

In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our chief financial officer (or our chief executive officer, if the chief financial officer, an immediate family member of the chief financial officer, or an entity in which any of the foregoing persons is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by the chief financial officer or chief executive officer, the material terms of the transaction will be reported to our audit committee at its next meeting. Any proposed transaction with a related person involving an amount of $120,000 or more must be presented to the audit committee for review and approval.

The policy provides for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee (or chief financial officer or chief executive officer, if applicable) will consider the relevant facts and circumstances available to the audit committee (or chief financial officer or chief executive officer, if applicable), including (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee (or chief financial officer or chief executive officer, if applicable) will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interest of our stockholders.

The following is a summary of transactions since January 1, 2012, (1) to which we have been a party in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this proxy statement, or (2) that we otherwise believe should be disclosed. All of the transactions described below are continuing related party transactions that we initially entered into prior to the beginning of this past fiscal year. The audit committee reviewed and ratified these continuing transactions most recently at its February 2013 committee meeting in accordance with our related party transactions policy.

David A. Trott

David A. Trott served as the chairman of our majority-owned subsidiary, American Processing Company, LLC d/b/a National Default Exchange (which we refer to as NDeX) until February 2, 2013. He was an executive officer of The Dolan Company until May 17, 2012, at which time the board of directors of the company determined that he was no longer an executive officer because of his reduced duties with NDeX and the company. Mr. Trott owns an 81% interest in and is the chairman of Trott & Trott, P.C., one of six law firm customers with whom NDeX has exclusive long-term services agreements to provide mortgage default processing services.

Sale of Interest in NDeX. From February 1, 2008, until December 1, 2009, Mr. Trott held a 5.14% interest in NDeX indirectly through his ownership in APC Investments, LLC, whose members were also shareholders of Mr. Trott’s law firm, Trott & Trott. On December 1, 2009, APC Investments distributed its interest in NDeX to each of its members, including Mr. Trott, who had a 68% ownership interest in APC Investments. On December 31, 2009, Mr. Trott sold a 3.49% interest in NDeX to our wholly-owned subsidiary Dolan APC, LLC. On January 4, 2010, Mr. Trott sold his remaining 1.65% interest in NDeX to Dolan APC, LLC. In connection with the sale to us of his aggregate 5.14% ownership interest in NDeX in the two transactions on December 31, 2009 and January 4, 2010, we issued 168,644 shares of our common stock to Mr. Trott, having an aggregate fair market value at the time of issuance of $1.75 million and agreed to pay him $8.8 million (exclusive of interest on $2.0 million of the balance payable beginning August 1, 2010). Through December 31, 2012, we will have paid him $8.99 million, including interest accruing at a rate of 4.25%, in equal monthly installments. These transactions were approved by our board of directors.

Services Agreement. During the year ended December 31, 2012, Trott & Trott was NDeX’s second largest law firm customer, accounting for 27.3% of our mortgage default processing services revenues. NDeX’s relationship with Trott & Trott is governed by a services agreement dated March 14, 2006. The services agreement provides for the exclusive referral of files from Trott & Trott to NDeX for servicing. The services agreement is for an initial term of 15 years, with the term to be automatically extended for up to two successive 10-year periods unless either party provides the other party with written notice of its intention not to extend the initial or extended term then in effect. During 2012, NDeX was paid a fixed fee for each file its customers directed NDeX to process, with the amount of such fixed fee being based upon the type of file (e.g., foreclosure, bankruptcy, eviction or litigation). For the year ended December 31, 2012, NDeX received revenues of $25.2 million from fees for mortgage default processing services by Trott & Trott.

Detroit Legal News Publishing. We own 35% of the membership interests in The Detroit Legal News Publishing, LLC, or DLNP, the publisher of Detroit Legal News. Legal Press, LLC owns 10% of the membership interest in DLNP, and is owned 15% directly by Mr. Trott and 80% indirectly by Mr. Trott and his family members.

In November 2005, DLNP entered into an agreement with Trott & Trott pursuant to which Trott & Trott agreed to forward to DLNP for publication all legal notices that Trott & Trott is required to publish on behalf of its mortgage default clients in Michigan. As a result, DLNP, directly or through its statewide network, causes to be published all public notices required to be filed in connection with files serviced by NDeX for Trott & Trott that involve foreclosures in Michigan. DLNP also agreed that it would provide certain other services for Trott & Trott, including attending foreclosure sales, bidding on real property and recording of sheriff’s deeds in connection with foreclosure sales. In exchange for the services provided by DLNP under the agreement, Trott & Trott pays DLNP according to fees agreed to by the parties from time to time. These fees are not permitted to exceed the customary fee that DLNP charges its other customers. In 2012, Trott & Trott paid DLNP $12.4 million to post foreclosure notices in Detroit Legal News and for other related services. The agreement terminates on December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC, or its successor, is no longer a member of DLNP), but Trott & Trott may terminate the agreement at any time upon the failure by DLNP to cure a material breach of its obligations under the agreement. DLNP maintains a small number of its clerical employees at the offices of Trott & Trott to facilitate the provision of services for Trott & Trott.

In November 2005, DLNP entered into a consulting agreement with Mr. Trott whereby Mr. Trott agreed to provide consulting services related to the business of DLNP for a term lasting until December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC is no longer a member of DLNP). The agreement may be terminated by either party prior to December 31, 2015, in the event of a material breach of the agreement by the other party. Furthermore, DLNP may terminate the agreement upon thirty days written notice to Mr. Trott in the event the average monthly number of foreclosure notices submitted to DLNP by Trott & Trott is less than 1,000 in any calendar year during the term of the agreement. Under the consulting agreement, DLNP agreed to obtain, for its benefit, an insurance policy on the life of Mr. Trott in the amount of $15 million for a term of 10 years. In exchange for the consulting services provided to DLNP, Mr. Trott is entitled to receive an annual consulting fee equal to (a) the lesser of (1) $500,000 or (2) the amount equal to 7% of DLNP’s net income, minus (b) the amount paid by DLNP for the life insurance policy. In 2012, Mr. Trott was paid $483,974 in fees by DLNP for his consulting services. In addition to the fees Mr. Trott receives under this consulting agreement, DLNP also pays Mr. Trott annual compensation of $20,000.

Net Director. Mr. Trott has an 11.1% equity ownership and a 7.32% profits ownership in Net Director, LLC, which provides an information clearing house service used by NDeX. NDeX paid Net Director approximately $386,000 for these services and related expenses in 2012. The Barrett law firm, NDeX’s largest customer in 2012, also owns an 11.1% equity ownership and a 7.32% profits ownership in Net Director.

Lease of Office Space. During 2012 NDeX paid Trott & Trott $565,909 to lease approximately 25,000 square feet in suburban Detroit. Trott & Trott leases this space from NW13, LLC, in which Mr. Trott indirectly owns 60% of the membership interests. Currently NDeX is leasing this property for $10.50 per square foot on a month-to-month basis while the parties negotiate renewal terms.

Employment of Mr. Dolan’s Spouse

James P. Dolan’s spouse administers Dolan Media Newswires, our Internet-based, subscription newswire and is our employee. In 2012, we paid $69,002 to Sylvia Dolan for her services, and granted 680 stock options with a grant date fair value of $3,363, and 545 shares of restricted stock with a grant date fair value of $1,738. She owns a total of 19,988 shares of our common stock (including 830 shares of restricted stock that are not yet vested and vested options to acquire 2,662 shares of our common stock). Mr. Dolan disclaims beneficial ownership of all shares Mrs. Dolan owns, including shares she could own pursuant to the exercise of any stock options.

BOARD COMMITTEES AND COMMITTEE MEMBERSHIP

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, and the charters for these committees are available under the Investor Relations section of our web site at www.thedolancompany.com. Our board may establish other committees from time to time to facilitate the management of The Dolan Company.

During 2012, our board of directors held seven meetings. During 2012, each incumbent director attended at least 75% of all of the board meetings and meetings of committees on which he or she served. In fact, all board members attended all board meetings, and all committee members attended all meetings.

Our practice is that all directors attend our annual meeting unless a director is unable to attend due to illness, other emergency or because his or her term is ending and he or she has not been nominated for re-election to the board. All directors attended our 2012 annual meeting.

Mr. Christianson serves on the boards of more than three other public companies. Our board has determined that his service as a director on these other boards does not impair his ability to serve us effectively as our lead director.

The following table describes the composition of each of the board’s standing committees during the year ended December 31, 2012. In accordance with our corporate governance guidelines and the requirements of the New York Stock Exchange, each of our committees consists solely of independent directors.

Name	Audit	Compensation	Nominating and Corporate Governance
John C. Bergstrom		C	X
Anton J. Christianson			C
Bill L. Fairfield	X
Arthur F. Kingsbury	X	X
Lauren Rich Fine		X	X
George Rossi	C
Gary H. Stern			X

X=member; C=chair

Audit Committee

In 2012, the audit committee met five times. Our audit committee oversees a broad range of issues relating to our accounting and financial reporting processes and audits of our financial statements. More particularly, our audit committee:

•

assists our board in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm;

•	appoints, compensates, retains and oversees the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services;

•	oversees the work of our internal auditor;

•	prepares the audit committee report that SEC rules require be included in this proxy statement; and

•	evaluates our financial risk exposure and plans we have implemented to monitor and mitigate these risks.

The audit committee reviews and approves all engagement letters between our independent registered public accounting firm and us. Please refer to our discussion on the audit committee’s “Policy on Pre-Approval of Audit and Permissible Non-Audit Services” later in this proxy statement for more information about the audit committee’s policies and practices related to the approval of services our independent registered public accounting firm performs for us. The audit committee also reviews all related party transactions in which the amount involved exceeds $120,000 and assesses conflicts of interest involving our directors, executive officers and the company. Please refer to “Related Party Transactions and Policies” for more detailed information about how we address transactions between our directors, executive officers, other related persons and the company. Our audit committee is responsible for receiving and investigating complaints or reports regarding our accounting practices, internal controls and financial matters and has developed procedures that allow our employees to confidentially communicate these concerns directly to our audit committee.

Our board has determined that each member of the audit committee is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and our corporate governance guidelines. The board also has determined that, as required by the audit committee’s charter, each member is financially literate and no member serves on the audit committees of more than three public companies. Each member also is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee

In 2012, the compensation committee met seven times. The compensation committee reviews our compensation practices and policies and approves the compensation plans of our executive officers and key employees. More particularly, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives for Mr. Dolan and our other executive officers;

•

evaluating Mr. Dolan’s and, with the assistance of Mr. Dolan, our other executive officers’ performance in relation to those goals and objectives and determining and approving Mr. Dolan’s and our other executive officers’ compensation based on that evaluation;

•

administering all of our equity-based and other incentive compensation plans and determining all awards granted under our equity-based and other incentive compensation plans, except for grants to non-employee directors and grants made by the stock grant committee under these plans;

•	reviewing and recommending for our board’s approval, directors fees, committee fees, equity-based compensation and other amounts we pay to our non-employee directors for their service as a director;

•	overseeing our policies to preserve tax deductibility of our executive compensation programs;

•	reviewing our compensation policies and practices for risk; and

•

reviewing and discussing with senior management the Compensation Discussion and Analysis required by SEC’s disclosure rules for executive compensation and furnishing a report for inclusion in our proxy statement.

In addition, the compensation committee reviews all employment, severance and change-in-control agreements for our chief executive officer and other executive officers, approves those agreements for the chief executive officer and either approves, or recommends for approval by the board, those agreements for other executive officers. The compensation committee also periodically reviews our equity-based and other incentive compensation plans and makes recommendations to our board regarding those plans. In determining the compensation of our executive officers and awards under our incentive compensation plans other than for our chief executive officer, the compensation committee considers the recommendations of Mr. Dolan, our chief executive officer. The compensation committee believes that Mr. Dolan is in the best position to regularly evaluate the performance of the other executive officers and our other employees.

In accordance with the Delaware General Corporation Law and subject to the board’s appointment of a stock grant committee consisting of its Chairman, Mr. Dolan, the compensation committee has delegated limited authority to the stock grant committee, to grant restricted stock and stock option awards under the 2007 Executive Incentive Compensation Plan to any eligible employee other than executive officers. The grants are to be made to employees in recognition of extraordinary service to the company and not in connection with new hires. The aggregate number of shares to be granted by the stock grant committee is not to exceed 60,000 (with no time limit), and the aggregate value of shares any individual employee can receive in any year is not to exceed 20% of his or her base salary. As of December 31, 2012, the stock grant committee had granted stock options covering 2,125 shares and 7,730 shares of restricted stock.

The compensation committee regularly engages third-party consultants to assist it in making decisions about executive compensation, our equity-based and other incentive compensation plans and other compensation-related matters. During 2012, the compensation committee engaged Towers Watson, a compensation consulting firm, to conduct an executive compensation peer group review and to assist with 2013 executive and non-employee director compensation plans. Towers Watson advised the compensation committee on approaches and methods of granting incentives and other executive pay issues relating to pay-for-performance and comparisons to peer groups. In prior years, the compensation committee engaged Meridian Compensation Partners to assist the compensation committee in analyzing executive compensation, designing executive compensation plans and conducting a peer analysis. The compensation committee expects to continue to conduct periodic peer company analyses to ensure that our executive compensation is benchmarked against the compensation practices of similar companies. You should refer to our “Compensation Discussion and Analysis” later in this proxy statement for more information about our compensation committee’s engagement of Towers Watson and for additional information on the compensation committee’s processes and practices relating to the compensation of our board members and executive officers.

The compensation committee has considered the work done by the consultants during the fiscal year and has determined that such work did not create a conflict of interest. In making this determination, the compensation committee considered the relationships that the compensation consultant had with the company, the members of the compensation committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity. In addition, the compensation consultants did not provide services to management costing more than $120,000 during the fiscal year.

Our board also has determined that each member of the compensation committee is “independent” under the New York Stock Exchange listing standards and our corporate governance guidelines. Our board also has determined that each committee member qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

In 2012, our nominating and corporate governance committee met five times. Our nominating and corporate governance committee:

•	oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors;

•	advises our board of directors with respect to board composition, procedures and committees;

•	recommends directors to serve on each committee;

•	oversees the evaluation of our board of directors and our management; and

•	develops, reviews and recommends corporate governance guidelines, code of ethics and other similar company policies.

Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under the New York Stock Exchange listing standards and our company’s corporate governance guidelines.

Company’s Leadership Structure, Lead Independent Director and Executive Sessions

Our corporate governance guidelines require our board to select its chairman and our chief executive officer in a way that it considers to be in our company’s best interests. Our board believes that effective leadership can be achieved either by combining or by separating the chairman and chief executive officer positions as long as the structure encourages the free and open dialogue of competing views and provides for strong oversight of management. Our board believes that the decision of whether to combine or separate these positions depends upon the particular circumstances at a given time. Accordingly, our board has no policy with respect to separating the offices of chairman and chief executive officer, believing that this issue is part of our succession planning and that it is in our best interests for the board to determine who should serve as chairman of the board whenever it elects a new chief executive officer and based on any other relevant circumstances presented at any time.

Since 1992, Mr. Dolan has served as both the chairman of our board of directors and our chief executive officer. Our board believes Mr. Dolan is in the best position to serve as its chairman because he is very familiar with our business and the industries we serve and is most capable of effectively identifying the opportunities and challenges we face. Because of his long service to us as both chief executive officer and chairman, our board believes that Mr. Dolan is in the best position to lead robust discussions on and execute on our operating strategy and to develop agendas to ensure our board is focusing on issues most important to our long-term growth. Mr. Dolan has proven to have high integrity, a willingness to solicit and entertain diverse views, and a successful corporate vision. For all of these reasons, our board has determined that currently the most effective leadership structure is to have Mr. Dolan lead both the company as chief executive officer and our board as chairman.

Our independent directors have designated Mr. Christianson, the chair of our nominating and corporate governance committee, to serve as the board’s lead independent director for an indefinite term. Mr. Christianson sets the agenda for and presides over all executive sessions of the non-employee directors of our board. In addition, Mr. Christianson would be a member of any team formed to deal with a company crisis, and he performs duties our board delegates to him to assist it in fulfilling its responsibilities to the company. Our board meets consistently in executive session without Mr. Dolan and other members of our management team, and Mr. Christianson acts as the board’s liaison in discussing matters raised in these sessions with Mr. Dolan and other members of our management team. Our board committees also regularly meet in executive session without Mr. Dolan present.

We believe that our current leadership structure – in which a single person with the knowledge, skills, experience, integrity and vision, such as those possessed by Mr. Dolan, sets the tone and has primary responsibility for managing operations – allows for decisive leadership and ensures that we communicate our strategy clearly and consistently to our stockholders, employees, customers and other stakeholders. We believe our leadership structure provides effective oversight of our board for at least the following reasons:

•	Mr. Christianson is a strong, experienced, independent lead director who is dedicated to our company and its stockholders;

•	All seven directors other than Mr. Dolan are independent;

•	Our directors have a broad range of skills and experience and work well together to provide leadership and strategic direction to manage the company and maximize long-term value for our stockholders;

•	Our board has established and follows detailed corporate governance guidelines and committee charters;

•	Our board regularly and rigorously reviews the leadership structure and assesses its effectiveness;

•	Each of our board committees is made up entirely of independent directors;

•	Our independent directors meet regularly in executive session (including during each regularly scheduled in-person meeting in 2012); and

•	Our compensation committee annually reviews Mr. Dolan’s performance as our chief executive officer, president, and chairman.

Board’s Role in Risk Oversight

From time to time we are exposed to risks, including strategic, operational, financial, regulatory, and compliance risks. Our management has created an enterprise-wide risk management process to identify, monitor and evaluate these risks. Our board of directors is responsible for overseeing our risk management process and ensuring that this process is adequate to effectively manage the risks we face. Annually, our board reviews the risk assessments undertaken by our management team and assists us in ensuring that we have policies and practices in place to mitigate potential risks we have identified.

While our board is ultimately responsible for overseeing risk management, our audit committee assists our board in fulfilling this responsibility by working with our management team to assess our financial risk exposure and plans we have implemented to monitor and mitigate these risks. The risks reviewed include threatened and pending litigation, published reports that raise material issues regarding our financial statements or accounting policies, tax matters, legal and regulatory compliance, and matters that could materially impact our internal control over financial reporting, disclosure controls and financial reporting. At each audit committee meeting, our chief financial officer reports to the audit committee on these and other enterprise risks we face, highlighting any new risks that have arisen. Our audit committee updates the board on these discussions and results of risk assessments. The audit committee ensures that our management updates and presents its enterprise risk assessment to the board at least annually. We have designed the audit committee’s role in risk management oversight to provide our board visibility into the risks we face and strategies we employ to manage them.

In addition, our compensation committee evaluates the compensation programs and practices for key employees to ensure these programs are designed so they are incentivized to make decisions that lead to long-term value for our stockholders without encouraging excessive risks and behavior likely to have a material adverse effect on the company.

Director Compensation

The following table provides information for the year ended December 31, 2012, regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a director during 2012. Mr. Dolan, who is also our chief executive officer, does not receive additional compensation for his service as a director. See “Executive Compensation—Summary Compensation Table” in this proxy statement for information about compensation to Mr. Dolan during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash (1)	Option Awards	Stock Awards (2)	All Other Compensation (3)	Total
John C. Bergstrom	$59,425	—	$36,860	$5,387	$101,672
Anton J. Christianson	58,650	—	36,860	—	95,510
Bill L. Fairfield	42,325	—	36,860	16,243	95,428
Arthur F. Kingsbury	51,100	—	36,860	10,821	98,781
Lauren Rich Fine	51,425	—	36,860	—	88,285
George Rossi	50,325	—	36,860	—	87,185
Gary H. Stern	42,650	—	36,860	—	79,510

(1)	The cash amounts listed above reflect fees earned by each director in 2012. The amounts earned by directors in the fourth quarter of each year are paid in the first quarter of the next year, thus, in fiscal year 2012, directors received cash payments for service in the fourth quarter of 2011, and the fees earned in the fourth quarter of 2012 were not paid until the first quarter of 2013.

(2)

We calculated the amounts in this column, which represent the aggregate grant date fair value of the 5,974 shares of restricted stock we granted each non-employee director on May 17, 2012, using the provisions of

FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates – Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013, for information regarding the assumptions used in the valuation of equity awards.

The number of shares of restricted stock we granted to each non-employee director in 2012 is equal to $50,000 divided by the 60-day volume weighted average closing price of the company’s common stock through May 17, 2012, and rounded to the nearest whole share. 25% of these restricted shares vested immediately upon grant and an additional 25% will vest upon each of the three one-year anniversaries of grant, assuming continued service as a director on each of the vesting dates, and with accelerated vesting to occur for any non-employee director who ceases to be a member of the board (other than removal for cause) so long as they have provided at least five years of service to the company as a director.

Each of our non-employee directors who served in 2012 had the following equity awards outstanding at December 31, 2012:

Name	Options Outstanding	Unvested Restricted Shares	TOTAL Options and Unvested Restricted Shares Outstanding
John C. Bergstrom	43,493	4,481	47,974
Anton J. Christianson	41,055	4,481	45,536
Bill L. Fairfield	5,836	8,744	14,580
Arthur F. Kingsbury	20,251	7,890	28,141
Lauren Rich Fine	20,251	7,890	28,141
George Rossi	28,067	7,798	35,865
Gary H. Stern	12,558	7,284	19,842

(3)	We offer medical coverage under our general medical insurance plan to our directors at no cost to them. During 2012, Messrs. Bergstrom, Fairfield and Kingsbury participated in our group health plan. We self-insure for health insurance and the amount shown is the gross amount of premiums we paid on behalf of these three directors.

The table below describes the cash fees we paid to each non-employee director for services as a director and as a committee member for the year ended December 31, 2012. The compensation committee reviews the payments we make to directors for serving on our board and committees and recommends proposed changes to our board for approval on an annual basis. From time to time, the compensation committee collects and reviews information about director compensation for comparable public companies. In determining the board fees for 2012, the compensation committee reviewed and considered information provided by Meridian.

Type of Fee	Amount of Fee 2012
Annual Retainer (Board Services) (1)	$26,000
In-Person Board Meetings	1,400
Telephone Board Meetings	600
Annual Retainer (Lead Director) (1)	8,000
Annual Retainer (Committee Member) (1)	5,200
Annual Retainer (Committee Chair) (1)	8,000
In-Person Committee Meetings	650
Telephone Committee Meetings	325

(1)	We pay annual retainers to board members, the lead director, committee members, and committee chairs in equal quarterly installments.

On February 22, 2012, our board of directors approved the compensation committee’s recommendation that future equity awards for all non-employee directors will be in the form of restricted stock as follows: (1) each new non-employee director receives an upfront restricted stock award with a compensation value equal to: (i) $50,000, plus (ii) the prorated amount of $50,000 based on the length of time between the date of appointment to the board and the next annual award date; and (2) each continuing non-employee director receives coincident with the annual stockholders meeting a restricted stock award with a compensation value of $50,000. In previous years the target economic value was specific to each director’s expected yearly fees, but we have determined to provide the same value to each director, which is consistent with marketplace practices and advice from our compensation consultant, and we chose $50,000 because it is consistent with our past ranges. Consistent with our past practice, the non-employee director equity grants vest 25% immediately upon grant with the remaining grant vesting annually over the next three grant date anniversaries (assuming continued service as a director on each of the vesting dates), and the non-employee director equity grants accelerate vesting upon any non-employee director’s termination from the board for any reason (other than for cause as referenced in the company’s certificate of incorporation or as otherwise provided by law) after serving at least five years as a director of the company. The date of annual awards for continuing directors remains the date of each regular annual stockholders meeting (assuming such director is elected at the meeting or otherwise continues to serve). Also, an annual lead director retainer of $8,000 was added. Cash fees were otherwise unchanged.

From May 2011 until February 22, 2012, our non-employee directors could choose to receive the economic value of their equity grants in the form of 100% non-qualified stock options, 100% restricted stock, or 50% non-qualified stock options and 50% restricted stock (for initial grants for new directors and annual grants for continuing directors), and each new non-employee director received an initial equity grant with an economic value equal to 100% of expected first year cash director fees for that director (taking into account service on any committees), plus a prorated amount of such first year fees based on the length of time between the date of appointment to the board and the next annual grant date.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or board committee responsibilities. We also offer medical coverage under our self-insured medical plan to our directors at no cost to them. We encourage director education and training and reimburse non-employee directors up to $5,000 annually for such expenses.

In reviewing the board fees for 2013, based on the need to control costs and considering information provided by Towers Watson as background, the compensation committee did not recommend an increase or other change in director fees.

Stock Ownership Guidelines for Non-Employee Directors

The board of directors adopted stock ownership guidelines in 2010. These guidelines require each new officer or director to be phased in over five years, and the first year of the five-year phase-in period begins January 1 following the individual’s first full year with the company. The ownership guidelines require non-employee directors to own shares of our common stock having a target value at least equal to 300% of the annual retainer for board services within the five-year phase-in period. Once the five-year phase-in period begins, share ownership levels should increase by 20% each year, so that the target value is met by January 1 of the fifth year. Except for Mr. Stern and Mr. Fairfield, our non-employee directors were appointed before January 2009 and therefore began their five-year phase-in period on January 1, 2010, and are required to own shares of our common stock having a value at least equal to 80% of their target level by January 1, 2013. “Target level” means 300% of the annual retainer for board services that we expect to pay our non-employee directors during the calendar year in which the measurement date occurs. So for our non-employee directors (except Mr. Stern and Mr. Fairfield) to fully comply with our ownership guidelines on January 1, 2014, such directors would need to own shares of our common stock having a value at least equal to 300% of the annual retainer for board services that were paid to our non-employee directors in 2013. For Mr. Stern, who joined our board in January 2010, the first measurement date of the five-year phase-in was

January 1, 2012, and for Mr. Fairfield, who joined our board in January 2011, the first measurement date of the five-year phase-in was January 1, 2013.

For purposes of satisfying these guidelines, the non-employee directors may use stock they own directly, stock for which they have investment and/or voting control, and shares of restricted stock that we grant to them in connection with their service as directors. As of the date of this proxy statement, all of our non-employee directors meet their phase-in requirements of holding at least the targeted number of shares of our common stock. Our named executive officers are also subject to similar stock ownership guidelines. Please refer to “Compensation Discussion and Analysis—Policies Related to Equity Compensation—Stock Ownership Guidelines” for more information.

Director Independence

Our policies require our board to consist of a majority of directors who are independent and our audit, compensation, and nominating and corporate governance committees to consist solely of independent directors. A director is “independent” if our board, as a whole, affirmatively determines that the director has no material relationship with us (or our consolidated subsidiaries) either directly or as a partner, shareholder or officer of an organization that has a relationship with us (or our consolidated subsidiaries). In determining whether a relationship is material and thus whether a director is independent, our board uses the “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual. In addition, our board also has adopted specific independence guidelines that conform to and augment the independence tests prescribed by the New York Stock Exchange. These independence guidelines are part of our corporate governance guidelines, which are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com, and include the following independence tests in addition to those of the NYSE: i) a director, or a member of a director’s immediate family, is or has been indebted to us (or any of our consolidated subsidiaries) in an amount that at any time exceeds $120,000 or such indebtedness is not on arm’s-length terms; and ii) a director, or a member of a director’s immediate family, is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for us (or any of our consolidated subsidiaries), and payments made by us (or any of our consolidated subsidiaries) to the firm in any single year exceed the greater of $1 million or 1% of our or the firm’s consolidated gross revenues.

In addition, a director who is a member of the company’s audit committee must satisfy the independence requirements of Rule 10A-3 under the Exchange Act and be “financially literate” (as required of all audit committee members under Section 303A.07 of the NYSE Listed Company Manual), and at least one audit committee member must be an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. Each director who is a member of the company’s compensation committee must qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code.

When applying the NYSE independence tests and our independence guidelines, the board considers all relevant facts and circumstances, and considers independence from the standpoints of the director and of the person/organization affiliated with the director. In accordance with these guidelines, our board undertook its annual review of director independence during its July 2012 meeting. During this review, our board considered transactions and relationships between each director (or any member of his or her immediate family) and the company and our consolidated subsidiaries. Our board also considered whether there were any transactions or relationships involving directors or members of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). Our board has affirmatively determined that John C. Bergstrom, Anton J. Christianson, Bill L. Fairfield, Arthur F. Kingsbury, Lauren Rich Fine, George Rossi, and Gary H. Stern are independent. In making this determination with respect to Messrs. Bergstrom and Christianson, the board considered relationships among those two directors and Mr. Dolan, who also serve together on the board of directors of Peoples Educational Holdings, Inc. The board has also determined that no members of the audit committee received any compensation from the company other than directors’ fees (and, in the case of Messrs. Fairfield and Kingsbury, medical benefits) for at least the last three years and that all members of the compensation committee are “non-employee directors” under Rule 16b-3 of the Exchange Act and “outside directors” under Section 162(m) of the Internal Revenue Code.

Director Nominations

Our nominating and corporate governance committee is responsible for conducting searches and identifying, reviewing and evaluating candidates for election to our board. In addition to identifying their own candidates, the nominating and corporate governance committee also considers candidates suggested by stockholders. If you are interested in recommending a person to serve as a director of our company at our 2014 annual meeting, you must notify the corporate secretary in writing no sooner than December 15, 2013, and no later than February 13, 2014. Your recommendation should include biographical information about your proposed candidate as well as the supporting information required by our bylaws and our corporate governance guidelines, including: (1) information regarding any stockholder associated with you; (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into; and (3) a description of any agreement, arrangement or understanding that your proposed candidate is a party to (or intends to become a party to) with respect to how your proposed candidate, if elected, will act or vote on any issue coming before our board or pursuant to which another person will compensate or indemnify your proposed candidate, if elected, for his or her service as our director.

The nominating and corporate governance committee will review and evaluate your proposed candidate, along with any potential candidates the nominating and corporate governance committee has identified through its candidate searches. Provided that you have timely submitted your candidate in accordance with our bylaws, the nominating and corporate governance committee will give appropriate consideration to your candidate as it does to our other candidates. After evaluating all the candidates, the nominating and corporate governance committee will recommend candidates to our board to be included as our board’s nominees for our next annual meeting. The nominating and corporate governance committee makes its recommendations based upon the director criteria described in our corporate governance guidelines. Our guidelines require that our directors possess the highest personal and professional ethics, have sufficient time to carry out their duties and responsibilities effectively, and be committed to serving on our board for an extended period of time. In addition, the nominating and corporate governance committee considers the candidate’s experience, business skills, judgment and the existence of conflicts of interest between the candidate and us. In addition, although our board does not have a written policy with regard to the consideration of diversity in identifying director nominees, among the many factors that our nominating and corporate governance committee carefully considers are the benefits to us of diversity, including gender and racial diversity, in board composition.

Our bylaws are available on the SEC’s web site (www.sec.gov) as Exhibit 3.2 to the Form 8-K filed with the SEC on December 18, 2008. Our corporate governance guidelines are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com. You may also request copies of the bylaws and corporate governance guidelines by sending a written request to our corporate secretary. Please refer to “Communications with the Company and our Board” below for information about how to request information from our corporate secretary and the address for sending your candidates for consideration by our nominating and corporate governance committee.

Alternatively, if you intend to attend the annual meeting in person or virtually via the Internet and would like to nominate a candidate for election by the stockholders at that meeting (in cases where our board does not intend to nominate your candidate or you have not timely requested that the nominating and corporate governance committee consider your candidate for inclusion in our board’s slate of nominees), you must comply with the procedures set forth in our bylaws and corporate governance guidelines regarding director nominations. Please also see “Requirements for Submission of Stockholder Proposals” below for information about these procedures.

Requirements for Submission of Stockholder Proposals

If you intend to bring business appropriate for stockholder action at our 2014 annual meeting and intend to have your stockholder proposal (other than a nominee for election to our board) considered for inclusion in our proxy materials, our corporate secretary must receive your stockholder proposal no later than 5:00 p.m. central standard time, December 5, 2013. You should send your proposals by registered, certified or express mail, courier, electronic mail or other means that allow you to determine when we received the notice and/or proposal, addressed to the corporate secretary at the address set forth in “Communications with the Company and our Board” below. Your proposal must contain the information required by our bylaws, including: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. In addition, you must also comply with Rule 14a-8 of the Exchange Act and other applicable SEC rules regarding the inclusion of your proposal in company-sponsored proxy materials.

Alternatively, if you intend to present a proposal at the 2014 annual meeting (including nominating a candidate for election by our stockholders to our board) but do not wish to have it included in our proxy materials, you still must comply with the advance notice and other requirements in our bylaws. The bylaws require, among other things, that you give written notice of proposals to our corporate secretary no sooner than December 15, 2013, and no later than February 13, 2014. The written notice must contain the information required by our bylaws including: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. The advance notice requirements and the procedures set forth in our bylaws are the sole and exclusive means for you to propose business to be heard at our stockholders meetings.

If our corporate secretary receives your proposal after the deadlines set forth above, your proposal will not be acted upon at our 2014 annual meeting, and (if applicable) will not be included in our proxy materials.

Communications with the Company and our Board

If you would like to communicate with a member of the board of directors, you may send a letter or an email to our board of directors addressed as follows:

By mail or courier:	The Dolan Company
Board of Directors
Attn: Corporate Secretary
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402

By email:	secretary@thedolancompany.com
Subject Line: Communication for Board of Directors

Please include the following information in your communication to our board: (1) your address, telephone number and email address (if you have one); (2) if you are a stockholder, a statement of the type and amount of securities you own; (3) if you are not a stockholder, the nature of your interest in us; and (4) any special interest you have in the subject matter of your communication to our board.

Our corporate secretary reviews all correspondence to our board and regularly forwards to our board a summary of correspondence or copies of correspondence that relates to the functions of our board or its committees. These matters include communications regarding governance matters or potential accounting, control or auditing concerns. Our corporate secretary will not forward other communications to our board; however, our corporate secretary may update our chairman of our board with a brief description of communications received but not forwarded to our board.

To request copies of our corporate governance documents, including our committee charters, or to otherwise communicate with our corporate secretary, please send a written request to our corporate secretary at our executive offices, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402 or by email to secretary@thedolancompany.com.

PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes as follows: Class I (3 directors), Class II (2 directors) and Class III (3 directors). Members in each class are elected to serve for three-year terms.

Our board has nominated the Class III directors, John C. Bergstrom, James P. Dolan and George Rossi, for re-election to the board of directors to serve until the 2016 annual meeting and until their respective successors are elected and qualified, subject to their earlier death, resignation, retirement or removal. John C. Bergstrom and George Rossi are independent directors.

Each of John C. Bergstrom, James P. Dolan and George Rossi has consented to his respective nomination in this proxy statement and each has indicated that he is willing to serve as a director, if elected. If any of John C. Bergstrom, James P. Dolan and George Rossi becomes unable or declines to serve before the election at our annual meeting, the proxies may vote any shares represented by proxy that are voted in favor of John C. Bergstrom, James P. Dolan and George Rossi for a substitute nominee the board has designated unless our board has decided to leave the director position vacant or reduce the size of our board.

Nominees for Director for Three-Year Term Ending at 2016 Annual Meeting

Class III Directors

John C. Bergstrom, age 52, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Mr. Bergstrom has served as managing partner of RiverPoint Investments, a business and financial advisory firm, since June 1995. Mr. Bergstrom is also a director of Peoples Educational Holdings, Inc., an educational materials publisher; and Znomics, Inc. (OTCBB:ZNOM), a shell public company. Mr. Bergstrom also serves as a director for several private companies. Because Mr. Bergstrom has served us more than 20 years, he brings an extensive knowledge about our business and industry and its changes. In addition, he has built his career advising growth companies, making him a skilled adviser to us in the areas of corporate governance, executive compensation, talent management and other organizational and management matters.

James P. Dolan, age 63, has served as our president, chief executive officer and chairman of the board since July 2003, and as president, chief executive officer and chairman of the board of our predecessor company from 1992 to July 2003. From January 1989 to January 1993, Mr. Dolan served first as managing director and then executive vice president of The Jordan Group, an investment bank specializing in media. He has previously held executive positions with Kummerfeld Associates, Inc., a media mergers and acquisitions advisory firm; News Corporation; Sun-Times Company; and Centel Corp., and also was an award-winning reporter and editor at newspapers in Texas. Mr. Dolan is currently a director of Peoples Educational Holdings, Inc., an educational materials publisher. Through his long service to our company, both as our chief executive and as a director, Mr. Dolan is uniquely positioned to understand the opportunities and challenges that we face as a company and has in-depth knowledge about our core businesses and long-term growth strategies. In addition, he provides invaluable industry experience, operational skills, vision and values that are critical for leading our company as chief executive officer and our board as its chairman.

George Rossi, age 60, has served as our director since April 2005. Since 1985, Mr. Rossi has provided independent consulting services to Capital NDSL, Inc., a Montréal-based investment company. From October 2000 through May 2002, Mr. Rossi served as senior vice president and chief financial officer, and from June 2002 through July 2003, as interim president, of CINAR Corporation, a Montréal-based children’s entertainment company. From January 1983 through September 2000, Mr. Rossi served as chief financial officer and treasurer of Radiomutuel, a Montréal-based public media company. Mr. Rossi currently serves as a director of Student Transportation of America (TSE: STB.UN), a provider of school bus transportation in the United States, and serves on the investment valuation committee of Investissement Desjardins, a Montréal-based fund. He previously served as a director for Spectra Premium, a manufacturer of fuel tanks (TSE: SPD) from 2005 to 2008, and as a director of two (previously) public companies: Kangaroo Media, a Montréal-based manufacturer and distributor of portable media devices (2006 to 2010); and OFI Income Fund, an Ottawa-based manufacturer and distributor of insulation materials (2005 to 2009). Mr. Rossi is a chartered accountant. Because of his diverse experiences and deep expertise, Mr. Rossi is well qualified to serve as a director and audit committee chair because he offers us an in-depth knowledge and understanding of financial and operational issues that are critical to the management of our company. In addition, Mr. Rossi’s experience with other public company boards makes him a valuable director.

Vote Required.

A plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote is required to elect a nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN C. BERGSTROM, JAMES P. DOLAN, AND GEORGE ROSSI AS CLASS III DIRECTORS.

Directors Continuing in Office

Class I Directors (Term Ends in 2014)

Arthur F. Kingsbury, age 64, has served as our director since June 2008. Mr. Kingsbury has more than 36 years of business and financial experience in the media and communications sectors and is currently a private investor. His experience includes financial, senior executive and director positions at companies engaged in publishing, internet research, radio broadcasting, cable television, and cellular telephone communications. During his career he has been president and chief operating officer of VNU-USA, Inc., vice chairman and chief operating officer of BPI Communications, Inc., and chief financial officer of Affiliated Publications, Inc. Currently, Mr. Kingsbury also serves on the board of Solera Holdings, Inc. (NYSE: SLH), a provider of claims processing software and information for automobile insurance companies. He served as a director on the boards of Remark Media (NASDAQ: MARK) an internet publisher and web site developer from 2007 through 2011, and a variety of formerly public companies including NetRatings, Inc., a provider of web site analytics, from 2000 to 2007, and in the late 1980’s and early 1990’s, for Affiliated Publications, Inc., the former parent company of the Boston Globe, and McCaw Cellular Communications, Inc., an operator of cellular telephone systems. Mr. Kingsbury is well qualified to serve on our board because of his extensive experience in managing and leading fast-growing companies, particularly in the media and information sector.

Lauren Rich Fine, age 53, has served as our director since July 2008. Ms. Rich Fine currently is an executive search consultant at Howard & O’Brien Associates, a position she has held since November 2010. From October 2007 through December 2011, she was a practitioner in residence at Kent State University’s College of Communication and Information, teaching and helping the school develop curricula to serve the changing media landscape. From 2008 to 2009, Ms. Rich Fine was director of research at ContentNext media related newsletters and conferences. From 1986 to 2007, Ms. Rich Fine was managing director at Merrill Lynch & Co. in the Economics & Securities Research Division covering the publishing, information, advertising and online industries. During her equity research career at Merrill Lynch, Ms. Rich Fine was a ranked member of the Institutional Investor All-American Research Team for 14 years, holding the number one position for 11 years. Ms. Rich Fine serves on a number of private company boards, and is a certified financial analyst. Her experience as an analyst, her extensive industry connections, and her deep insights into comparable fast-growing companies make her a valuable resource on our board.

Gary H. Stern, age 68, has served as our director since January 2010. Prior to joining our board, Mr. Stern served as the president and chief executive officer of the Federal Reserve Bank of Minneapolis from 1985 until his retirement in 2009. Before joining the Federal Reserve Bank of Minneapolis as its senior vice president and director of research in 1982, he was a partner in a New York-based consulting firm and, before that, spent seven years at the Federal Reserve Bank of New York. He has also served on the faculties of Columbia University, Washington University and New York University. He also serves on several private company boards, including Financial

Industry Regulatory Authority (“FINRA”), the largest independent securities regulator in the U.S, and The Depository Trust & Clearing Corporation (“DTCC”), which provides clearing, settlement and information services for equities, bonds and other instruments. Because of his rich experience leading the Federal Reserve Bank of Minneapolis and his other extensive executive experience, Mr. Stern has a unique understanding of national economic and fiscal conditions, trends and drivers that affect our businesses.

Class II Directors (Term Ends in 2015)

Anton J. Christianson, age 60, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Since October 1980, he has served as the chairman and managing partner of Cherry Tree Companies, a firm involved in investment management and investment banking. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC and Adam Smith Growth Partners, L.P. Mr. Christianson also serves as a director of Peoples Educational Holdings, Inc., an educational materials publisher; AmeriPride Services, Inc., a provider of customized apparel for companies; Titan Machinery, Inc. (NASDAQ: TITN), a provider of new and used farm and construction equipment; Arctic Cat, Inc. (NASDAQ:ACAT), a manufacturer of snowmobiles and related equipment; and Znomics, Inc. (NASDAQ: ZNOM), a public shell company. Mr. Christianson served as a director of Fair Isaac Corporation (NYSE:FICO) from 1999 to 2009. Because Mr. Christianson has served us more than 20 years, he brings extensive knowledge about our business, industries, growth opportunities and risks. In addition to his perspective on our business, Mr. Christianson offers vast business experience growing and managing companies, and he offers valuable insights regarding investor relations, business and capital strategy, and corporate governance. He currently serves as our lead independent director.

Bill L. Fairfield, age 66, has served as our director since January 2011. Mr. Fairfield has been chairman of DreamField Partners, a private equity capital, merchant banking, consulting and real estate family enterprise, since 2000. From 1981 to 1999, Mr. Fairfield served as president and chief executive officer, director and founder of Inacom, Corp. (formerly listed on the NYSE). He was a director of Sitel Corporation (formerly listed on the NYSE) from 1996 to 2004 and was executive vice president of Sitel Corporation from 2001 to 2004. From August 2008 to June 2010, Mr. Fairfield served as chief executive officer of InfoGroup, an industrial marketing services company, and was a director of InfoGroup from 2005 to June 2010. Mr. Fairfield currently serves as a director of The Buckle, Inc. (NYSE:BKE), a retail clothing company. Mr. Fairfield’s varied industry experiences, his leadership experience founding, growing, and managing companies, and his knowledge of corporate governance, risk management, succession planning, strategic planning and financial and operational analysis make him a valuable director.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), and in other related tables and disclosures in this proxy statement.

As described in our CD&A, our executive compensation policies and decisions are designed to attract, motivate and retain talented and dedicated executive officers, tie incentive compensation to the achievement of measurable corporate and individual performance objectives, motivate and reward long-term company performance, compensate our executives at levels comparable to executives at similar companies so we remain competitive in our recruiting and retain our talent, and align the interests of our executives with the long-term interests of our stockholders. To achieve these objectives, the compensation committee has designed and implemented an executive compensation program for executive officers consisting of a mix of the following items:

•	We make annual cash compensation decisions based on assessment of the company’s performance against measurable financial goals, as well as the executive’s individual performance;

•	We emphasize long-term compensation equity awards (stock options and restricted stock) with three and four-year vesting periods to emphasize long-term performance and executive officer commitment;

•

Our annual incentive plan incorporates financial and strategic performance metrics to drive our initiatives, while the annual cash incentive program has a cap of two times the target cash incentive to manage risk and avoid excessive payments;

•	We have a thorough compensation risk assessment process to determine that our incentive compensation programs are not reasonably likely to create a material risk to the company;

•	We have executive stock ownership guidelines, which along with the design of the long-term incentive equity awards, drive long-term executive stock ownership;

•	Our change-in-control plan pays out only upon a change-in-control termination (i.e. a “double trigger”) and does not permit the payment of tax gross-ups by the company; and

•

The compensation committee regularly engages third-party consultants to compile and analyze peer group information and assist in making decisions about executive compensation, equity-based and other incentive compensation plans, and other compensation-related matters.

This advisory vote gives our stockholders the opportunity to express their views on the company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the company, the compensation committee, or our board. Our board of directors and our compensation committee value the opinions of our stockholders and we recognize the interest our shareholders have in the company’s executive compensation program. As such, we currently intend to hold an annual “say on pay” vote. While the vote is advisory, the Compensation Committee will review the results and consider the outcome in making future decisions about our executive compensation programs. Our next such advisory vote will occur at the 2014 annual meeting.

We are presenting this proposal, which gives you as a stockholder the opportunity to vote to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, That the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

Vote Required.

More votes cast for the proposal than votes cast against the proposal (abstentions and broker non-votes will have no effect) of the shares represented in person or by proxy at the annual meeting will be required to consider the executive compensation disclosed in this proxy statement to have been approved by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed McGladrey LLP, certified public accountants and independent registered public accounting firm, as The Dolan Company’s independent registered public accounting firm for the year ending December 31, 2013. Our audit committee has engaged McGladrey LLP as our independent registered accounting firm since 2003. Although it is not required by our audit committee’s charter or Delaware law, the audit committee is submitting the selection of McGladrey LLP for stockholders’ ratification at the annual meeting because we believe it is a good corporate practice. If the stockholders do not ratify the audit committee’s selection of

McGladrey LLP, the audit committee will reconsider its decision, but will not be required to change its decision to appoint McGladrey LLP as the company’s independent registered public accounting firm. Even if our stockholders ratify this appointment, our audit committee may change this appointment at any time during the year if it determines that a change would be in the company’s or its stockholders’ best interests.

We expect representatives of McGladrey LLP to be present at the annual meeting. They will have an opportunity to make a statement to the stockholders if they desire, and you will have an opportunity to ask them appropriate questions.

Vote Required.

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for ratification of the audit committee’s appointment of McGladrey LLP, as our independent registered public accounting firm for 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MCGLADREY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors of The Dolan Company has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2012, with the company’s management, which has primary responsibility for the financial statements. The audit committee has discussed with the company’s independent registered public accounting firm, McGladrey LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. Further, the audit committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by Rule 3526 of the Public Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and the audit committee has discussed with McGladrey LLP, the company’s registered public accounting firm, that firm’s independence.

Based upon the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in its annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee

George Rossi, chair

Bill L. Fairfield

Arthur F. Kingsbury

AUDIT COMMITTEE MATTERS

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by McGladrey LLP for the audit of our consolidated financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by McGladrey LLP during those periods.

Audit and Non-Audit Fees ($ in thousands)
	2012	2011
Audit Fees: (1)	$779	$775
Audit Related Fees: (2)	119	—
Tax Fees: (3)	—	—
All Other Fees:	—	—

Total:	$898	$775

(1)	Audit fees are fees billed for professional services for the audit of our annual financial statements and the audit of our internal controls over financial reporting. Audit fees also include fees billed for professional services for the review of our financial statements included in our quarterly reports on Form 10-Q.

(2)	This category relates to all fees for assurance and related services that are reasonably related to the performance of our audit and assistance in financing matters, including review of registration statements, issuance of comfort letters, and assistance in responding to a SEC comment letter.

(3)	McGladrey LLP does not provide tax compliance, tax advice, tax planning or other tax related services to us.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

As described earlier in this proxy statement, our audit committee is responsible for appointing and overseeing the work of McGladrey LLP, our independent registered public accounting firm, and has established the following procedures for the pre-approval of all audit, audit-related, and other permissible services that McGladrey LLP provides to us. At this time, McGladrey LLP does not provide any tax services to us.

During the first quarter of each fiscal year, the audit committee determines the type of audit, audit-related, and other permissible services that it expects McGladrey LLP will provide to us during that year. McGladrey LLP then provides the audit committee with detailed information regarding the specific services in those categories and the proposed fee structure for the fiscal year. After reviewing the information McGladrey LLP provides, the audit committee will pre-approve those services up to a specific fee level for that fiscal year. All other services that McGladrey LLP expects to provide or that exceed the pre-approved fee level require separate pre-approval from the audit committee. McGladrey LLP and our chief financial officer, Ms. Duncomb, submit joint requests to our audit committee for approval of services requiring the separate pre-approval of our audit committee. These requests include a joint statement, describing whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The policy authorizes our audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services. During the year ended December 31, 2012, and for the fiscal year 2013, our audit committee has delegated its pre-approval authority to its chair, Mr. Rossi. He must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Our audit committee pre-approved all audit and permissible non-audit related services that McGladrey LLP provided to us during the year ended December 31, 2012, in accordance with this pre-approval policy. You may request a copy of our audit committee’s pre-approval policy by writing to our corporate secretary. See “Communications with the Company and our Board” in this proxy statement for our corporate secretary’s mailing and email addresses.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their age as of the date of this proxy statement.

Name	Age	Position
James P. Dolan	63	Chairman of the Board, Chief Executive Officer and President
Vicki J. Duncomb	56	Vice President, Chief Financial Officer and Corporate Secretary
Renee L. Jackson	46	Vice President and General Counsel
Scott J. Pollei	52	Executive Vice President and Chief Operating Officer
Mark W.C. Stodder	53	Executive Vice President, Business Information

You should refer to “Class III Directors” earlier in this proxy statement for biographical information about our chairman, chief executive officer and president, James P. Dolan. Biographical information for our other executive officers follows.

Vicki J. Duncomb has served as our vice president and chief financial officer since August 2009. Prior to serving in this capacity, she served as our vice president, finance from July 2006 until August 2009. She has served as our corporate secretary since April 2007. From February 2000 through March 2006, Ms. Duncomb was the director of finance and operations for The McGraw-Hill Companies Healthcare Information Group, a Minnesota-based educational and professional healthcare information provider. Ms. Duncomb is on the board of directors of Commonbond Communities, a non-profit organization dedicated to affordable housing.

Renee L. Jackson has served as our vice president and general counsel since July 2010. From April 2005 to July 2010, Ms. Jackson was vice president and associate general counsel for Fair Isaac Corporation (NYSE: FICO), a leader in decision analytics and software. Before taking that position, she was a partner with the law firm of Fulbright & Jaworski LLP, where she served the Minneapolis office as administrative partner and litigation department chair. Ms. Jackson previously was a shareholder with the law firm of Larkin, Hoffman, Daly & Lindgren, and she began her legal career at the law firm of Dorsey & Whitney LLP in 1991. She is a frequent speaker on a variety of legal topics.

Scott J. Pollei has served as our executive vice president and chief operating officer since August 2009 and as our executive vice president and chief financial officer from December 2001 to August 2009. From January 1994 to December 2001, Mr. Pollei was our vice president of finance. Before 1994, Mr. Pollei was a senior manager at KPMG LLP. He is an inactive certified public accountant and is on the board of directors of Crescent Electric Supply Company and Catholic Charities of St. Paul and Minneapolis.

Mark W.C. Stodder has served as our executive vice president, business information since February 2005. Prior to serving in this capacity, Mr. Stodder was our vice president, newspapers from January 2004 to February 2005, and our vice president and publisher of the Daily Reporter Publishing Company in Milwaukee from March 1994 to January 2004. Prior to joining The Dolan Company, he held news reporting, editing and executive positions with community newspapers in Los Angeles and Colorado. Mr. Stodder is active in various newspaper, media and legislative associations. He is on the board of directors of Detroit Legal News Publishing, BringMeTheNews.com, and the National Newspaper Association. He is immediate past chairman of the Student Press Law Center, a non-profit organization which provides First Amendment education and support to student journalists. He is past president of the Public Notice Resource Center, a non-profit foundation which tracks and studies public notice legislation across the country. He is a past president of American Court and Commercial Newspapers, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Overview for 2012

The compensation committee of our board of directors (for purposes of this compensation discussion and analysis: “the Committee”) has responsibility for establishing, implementing and administering our executive compensation program. In this section, we discuss certain aspects of our executive compensation program as it relates to James P. Dolan, our chairman, chief executive officer and president; Vicki J. Duncomb, our vice president and chief financial officer; and our three other most highly compensated executive officers in 2012: Scott J. Pollei, our executive vice president and chief operating officer; Renee L. Jackson, our vice president and general counsel; and Mark W.C. Stodder, our executive vice president, business information. We refer to these individuals as our “named executive officers.”

In 2012 we maintained our commitment to our pay-for-performance philosophy by delivering a significant portion of each named executive officer’s total targeted compensation in the form of long-term equity awards and by correlating short-term cash incentive payment opportunities to company financial performance goals. Given that actual 2012 performance was below the 80% threshold for each of the executives’ company-level objective targets, the executives did not earn short-term cash incentive payouts corresponding to these company-level metrics under the 2007 Incentive Compensation Plan. Consequently, Mr. Dolan and Mr. Pollei received no short-term cash incentive payments in 2012. This meant that Mr. Dolan’s and Mr. Pollei’s total compensation was less in 2012 than in 2011, which was less than their total compensation in 2010. Ms. Duncomb and Ms. Jackson each received a short-term cash incentive payment equal to 30% of her target cash incentive for 2012 for meeting her individual MBOs (“Management Business Objectives”), and Mr. Stodder received 30% of his target cash incentive due in part to his business unit performance metric and in part to his MBOs. Even so, the total compensation for these three executive officers in 2012 was less than their total compensation from the company in 2010. The overall effect of decisions the Committee made with respect to the named executive officers’ compensation for 2012 ultimately reflects disappointing financial results, balanced with a desire to reward executives for performing specific MBOs appropriate for their roles, which the Committee believes benefit our stockholders.

Compensation Philosophy and Objectives

The Committee’s primary objectives with respect to executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (3) compensate our executives at levels comparable to executives at similar companies to remain competitive in our recruiting and to retain our talent, and (4) align the interests of our executives with the long-term interests of our stockholders. To achieve these objectives, the Committee has designed and implemented an executive compensation program for the named executive officers consisting of a mix of the following items:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation;

•	perquisites and other benefits; and

•	severance and change-in-control benefits.

The relative mix of compensation for the three primary components (base salary, performance-based short-term cash incentive and long-term equity incentive) for our named executive officers in 2012, both actual and targeted, is set forth in the charts below.

Determination of Compensation

In arriving at its 2012 executive compensation programs, the Committee carefully considered Meridian Compensation Partners’ (“Meridian”) analyses of the peer group compensation information (as described below), as well as the results of its performance evaluation of the named executive officers, along with individual, corporate, and marketplace factors in setting total compensation. The total compensation for each named executive officer and mix among base salary, short-term cash incentive, long-term equity-based incentive and other non-cash benefit components was reviewed as part of the Meridian study. A significant portion of total compensation is delivered in the form of performance-based compensation. In general, the Committee intends to establish total compensation packages for our named executive officers within a competitive range of the 50th percentile level for total compensation paid to executives in similar positions and with similar responsibilities at companies in our peer group. The Committee does not require total compensation for our named executive officers to fall within any specific range of the peer group.

Compensation Consultants. The Committee engaged Meridian as its independent compensation consultant to assist the Committee in benchmarking and designing executive compensation. In 2006, 2008 and 2010, Meridian, in consultation with the Committee, developed peer groups for compensation purposes composed of public companies with similar revenues and business models and of similar size, with the same type of executive talent, and generally in our company’s current mix of business. The peer group analysis done in 2010 (the “2010 Peer Group”) was used in setting executive compensation for 2012. Meridian also provided market compensation data, input on final compensation levels for each executive officer, analysis of the constitution of our peer group, and input regarding future equity grants. The Committee believes the use of a compensation consultant assists in ensuring that the company’s compensation plans are consistent with our strategic goals, our financial goals, our stockholders’ interests, and best practices. The 2010 peer study consisted of the 2010 Peer Group companies reflected on the chart below, and these 21 companies ranged in size from $85 million to $622 million in revenues.

2010 Peer Group

Company	Revenues (in millions) (1)
Advent Software, Inc.	$260
AMREP Corporation	120
Bottomline Technologies, Inc.	138
Cass Information Systems, Inc.	95
Concur Technologies, Inc.	248
Corporate Executive Board Company	443
CoStar Group, Inc.	210
Courier Corp.	249
Digital River, Inc.	404
EasyLink Services International Corp.	85
Epiq Systems, Inc.	239
ExlService Holdings, Inc.	186
FactSet Research Systems Inc.	622
Hill International, Inc.	422
Marchex, Inc.	93
Morningstar, Inc.	479
NIC Inc.	133
Online Resources Corp.	152
PRIMEDIA Inc.	258
Solera Holdings, Inc.	558
StarTek, Inc.	289

Median revenue of 2010 Peer Group	248
Mean revenue of 2010 Peer Group	271

The Dolan Company total 2009 revenues	258
The Dolan Company total 2010 revenues	307
The Dolan Company total 2011 revenues	286

(1)	The revenues for each of the above companies in our 2010 Peer Group were calculated using stockholder meeting proxy information publicly available for each company when Meridian’s peer study was issued to our compensation committee in October 2010, which included compensation data disclosed for each of the peer companies in the most recent proxy filings available.

Committee Process. Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis for the Committee to consider in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to members of executive management. The Committee also consults with its outside compensation consultant in making a determination of the compensation for such executive officers. The Committee leads an annual performance review process of the CEO in relation to his goals and objectives. The CEO conducts similar annual performance reviews with members of executive management, and based on these performance reviews, and taking into account individual responsibilities, performance and experience, as well as discussions with the other independent directors, the Committee finalizes its determination of the CEO’s and management’s compensation and informs the CEO of such determinations during the CEO’s final performance review.

Stockholder Vote. At our last Annual Meeting of Stockholders held on May 17, 2012, we asked our stockholders to approve, by advisory vote, the fiscal year 2011 compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with more than 98% of the votes cast being “for” approval and less than 2% of the votes cast being “against” approval. In light of the overwhelming approval by our stockholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the stockholder vote.

Compensation Components

Base Salary. Base salary is intended to reflect the executive’s skill level, knowledge base and performance record, and takes into account competitive market compensation paid by companies in our 2010 Peer Group for similar positions. The Committee reviews the base salaries of our named executive officers on an annual basis and adjusts base salaries periodically to realign salaries with the marketplace, taking into account individual responsibilities, performance and experience, and to comply with the requirements in any applicable employment agreements. The Committee determines the base salary of our president and chief executive officer, and, with input from our chief executive officer, the base salary for each executive officer below the chief executive officer level.

For the year ended December 31, 2012, the Committee established base salaries for each of the named executive officers based on a combination of the Meridian peer group analysis, other advice from Meridian, individual performance evaluations, changes in the cost of living in the area where the executive resides, company performance, and any requirements of employment agreements between us and the executives. For 2012, the increase in base salaries for our named executive officers ranged between 4 and 9.8 percent to meet the Committee’s overall goal of compensating our named executive officers similar to the executive officers of our 2010 Peer Group, as well as providing compensation packages that, in the Committee’s judgment, were appropriate given the competitive market for talent. The Committee also noted that the employment agreements for all of the named executive officers require a minimum increase each year at a rate based on the annual change in the consumer price index, which was 3.2 percent. See “Executive Compensation – Employment Agreements” for more information.

Short-Term Cash Incentives. Under our 2007 Incentive Compensation Plan, which includes a short-term cash incentive program, we provide annual short-term cash incentives to our named executive officers. Annually, the Committee establishes the target cash incentive for each named executive officer as a targeted percentage of base salary. For 2012, the targeted percentage of base salary set by the Committee was 60% for Messrs. Dolan and Pollei, and 50% for Ms. Duncomb, Ms. Jackson and Mr. Stodder. In addition, the Committee scales performance based on achieving results above or below targeted performance-metric levels. The 2012 scale provided the named executive officers with an opportunity to earn more or less than the targeted incentive amount with a threshold level of payment beginning at performance above 80% of the performance target. The maximum payout of a cash incentive is capped at two times the target cash incentive. The table below provides the threshold cash incentive, the target cash incentive, and the maximum cash incentive that could have been earned for fiscal 2012 performance under our 2007 Incentive Compensation Plan.

Name	2012 Base Salary	Threshold Cash Incentive		Target Cash Incentive	Maximum Cash Incentive
James P. Dolan	$561,600	$	— (1)	$336,960 (2)	$673,920(3)
Vicki J. Duncomb	285,000		— (1)	142,500 (2)	285,000(3)
Renee L. Jackson	281,000		— (1)	140,500 (2)	281,000(3)
Scott J. Pollei	338,000		— (1)	202,800 (2)	405,600(3)
Mark W.C. Stodder	254,800		— (1)	127,400 (2)	254,800(3)

(1)	The named executive officers do not earn any portion of their cash incentive if actual performance achievements are less than or equal to 80% of the individual performance targets established by the Committee. (Thus, our threshold is 80% of each performance target, but the various performance targets set for our executives do not readily lend themselves to presentation of a “threshold” cash payment for purposes of this chart.)

(2)	The named executive officers are entitled to the target cash incentive if the actual performance metrics are equal to 100% of the performance targets established by the compensation committee. For achievement of between 80% and 100% of performance targets, a scaled share of the target level incentive is paid.

(3)	Under the 2012 scale, the named executive officers are entitled to the maximum cash incentive if the actual performance is 150% of the performance target established by the compensation committee. For achievement of between 100% and 150% of targets, a proportional share of the difference between the maximum and the target incentive is paid.

The Committee sets the performance targets that our named executive officers must achieve to earn a short-term cash incentive payment. Under the 2007 Incentive Compensation Plan, the Committee retains the discretion to adjust its determinations of the degree to which the pre-established performance targets were attained to ensure that the short-term cash incentive payments reflect the performance of the company, division or subsidiary, as applicable, and the impact of management on such performance. While recognizing that certain of its compensation forms (such as short-term cash incentive payments tied to the achievement of MBOs, which it believes to be an important component of those awards) do not meet these requirements, the Committee generally intends for compensation paid to the named executive officers to be tax deductible to the company pursuant to Section 162(m) of the Internal Revenue Code and therefore will not exercise its discretion in a manner that would increase the size of the short-term cash incentive payment if it intends the award to satisfy the conditions of Section 162(m).

In each case, the performance targets, as established by the Committee for 2012 for the named executive officers, consisted of a combination of cash earnings per diluted share, adjusted EBITDA for The Dolan Company, or its Business Information division, or MBOs. The relative weight of each 2012 performance target as it relates to the named executive officer is set forth in the following table:

Name	Cash Earnings Per Diluted Share	Adjusted EBITDA for The Dolan Company	Adjusted EBITDA for BI	Achievement of PAIG MBO’s (1)	Achievement of Dept. MBOs (1)
James P. Dolan	50%	50%	—	—	—
Vicki J. Duncomb	35%	35%	—	—	30%
Renee L. Jackson	35%	35%	—	—	30%
Scott J. Pollei	50%	50%	—	—	—
Mark W.C. Stodder	25%	—	35%	40%

(1)	The compensation committee, with advice from our chief executive officer and chief operating officer, determined whether and to what extent the named executive officer’s Management Business Objective (MBO) was achieved.

We define cash earnings as income from continuing operations after a deduction for noncontrolling interests and before (1) non-cash interest income or expense related to the change in fair value of our interest rate swaps; (2) non-cash compensation expense; (3) fair value adjustments on earnouts recorded in connection with acquisitions; (4) amortization of intangibles, including the DLNP intangible; (5) non-recurring items of income or expense, including impairment of long-lived assets; and (6) an adjustment to income tax expense related to the reconciling items at the effective tax rate. We define cash earnings per diluted share as cash earnings divided by the weighted average number of diluted common shares outstanding over the period measured. We define adjusted EBITDA for The Dolan Company as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of non-controlling interest. We calculate adjusted EBITDA for our Business Information division (BI) in the same manner as we calculate adjusted EBITDA for the company except that we start from income from continuing operations attributable to BI and add back only that portion of each reconciling item that was attributable to the BI division. Ms. Duncomb’s MBOs were based on organizational and strategic initiatives, including balance sheet and cost management and building greater corporate capabilities in financial areas. Ms. Jackson’s MBOs were based on organizational and strategic initiatives, including risk and asset management, corporate governance, and litigation management. Mr. Stodder’s MBOs were based on organizational and strategic initiatives focusing on increasing revenues and efficiently integrating the Public Affairs Intelligence Group (“PAIG”) operations (DataStream Content Solutions, Federal News Service, and Legislative Information Services of America).

The Committee believes that cash earnings per diluted share and adjusted EBITDA are more appropriate measures than earnings per share and other similar GAAP financial metrics, as well as EBITDA, because they are the same primary metrics being used by our management and board of directors to evaluate our financial performance. The Committee believes that the combination of increased interest expense and amortization expense renders our accounting profits or losses less meaningful as a measure of success of our business operations than EBITDA or adjusted EBITDA, which the Committee believes serve as a proxy for operational cash flow. We have grown in large part through acquisitions, many of which were financed with debt. These acquisitions have generally resulted in relatively significant levels of interest expense due to increased debt service obligations and amortization expense due to the amortization of acquired finite-lived intangibles. The Committee believes that cash earnings per diluted share is a more accurate and enduring measure of our executives’ performance because of its focus on cash, which drives our business, as compared to GAAP-based earnings per share which include additional non-cash charges and amortization expenses. Because of our historical pursuit of acquisition opportunities, the Committee and our board of directors has established a regular process for amending adjusted EBITDA targets during the fiscal year to account for acquisitions.

We developed our target cash earnings per diluted share and adjusted EBITDA goals for the company and BI during our annual financial planning process at the start of fiscal year 2012, when we assess our operations, the markets we serve and our competitors, and formulate internal financial projections. Our cash earnings per diluted share and adjusted EBITDA targets for 2012 were established based on a careful examination of the prospects for the business. The individual MBOs were set by the Committee in early 2012 with input from our chief executive officer and our chief operating officer. The Committee’s objective is to set performance targets such that it is equally likely that actual results for each performance metric will exceed the performance target or fall short of the target.

The 2012 performance target for cash earnings per diluted share was $1.00, and the actual result was $0.40. The 2012 performance target for adjusted EBITDA for The Dolan Company was $65,741,000 and the actual result was $38,489,000. The adjusted EBITDA performance target for BI was $19,152,000, and the actual result for 2012 was $16,413,864. Thus, actual performance was only 40% to 86% percent of these 2012 targets. Given that actual 2012 performance was below the 80% threshold for The Dolan Company objective target, Mr. Dolan, Ms. Duncomb, Ms. Jackson and Mr. Pollei did not earn short-term cash incentive payouts corresponding to these metrics under the 2007 Incentive Compensation Plan. Mr. Stodder earned 28.5% or $13,000, of the short-term cash incentive payout corresponding to his BI metric under the 2007 Incentive Compensation Plan.

When reviewing fiscal 2012 performance against the targets established for the 2007 Incentive Compensation Plan, the Committee determined that Ms. Duncomb and Ms. Jackson each achieved her individual MBOs, which accounted in each case for 30% of her target cash incentive. The Committee also determined that Mr. Stodder had made progress toward his individual MBO objectives based on organizational and strategic initiatives focusing on increasing revenues and efficiently integrating the PAIG operations and that he should be paid 50% of the potential allocated to the achievement of those objectives, resulting in a payment of 20% of his target cash incentive for this component.

The table below reflects the actual amount of short-term cash incentive each named executive officer received for fiscal 2012 performance:

Name	Target Cash Incentive under 2007 Incentive Compensation Plan	Actual Cash Incentive Earned under 2007 Incentive Compensation Plan
James P. Dolan	$336,600	$—
Vicki J. Duncomb	142,500	42,750
Renee L. Jackson	140,500	42,150
Scott J. Pollei	202,800	—
Mark W.C. Stodder	127,400	38,220

Long-Term Equity Incentive Compensation. The Committee believes that long-term company performance is enhanced by development of an ownership culture that includes the use of stock-based awards as a part of our executive compensation program. Our 2007 Incentive Compensation Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock awards to our executive officers, employees, consultants and board members. The Committee has previously determined that equity awards under our 2007 Incentive Compensation Plan should be made on an annual basis using a formula that provides for aggregate awards with an economic value equal to a designated percentage of each named executive officer’s base salary. The Committee utilizes a value of its common stock based on a weighted average trading price for a 60-day period, while for accounting purposes the valuation of stock and options granted for compensation purposes is based exclusively on the value of stock as traded on the single date of issuance of the stock or options. This is why the targeted values for various equity awards do not match the award values determined for accounting purposes reflected in the Summary Compensation Table.

For 2012, the Committee issued long-term equity awards to each named executive officer, having a targeted economic value of 110% of base salary for Mr. Dolan, 85% of base salary for Mr. Pollei, and 75% of base salary for Ms. Duncomb, Ms. Jackson and Mr. Stodder. For 2012, the Committee allowed each of the named executive officers to elect whether they would prefer to receive that targeted economic value in the form of stock options, restricted stock, or a mix of 50% stock options and 50% restricted stock. Mr. Dolan and Mr. Stodder elected to take stock options and restricted stock, and Mr. Pollei, Ms. Duncomb and Ms. Jackson elected to take restricted stock. The Committee believes it is good to provide executive officers with choice as this can enhance the perceived value of the award to that individual. Grants issued on May 17, 2012, to each of the named executive officers in the amounts and components are set forth in this table:

Name	Restricted Stock	Stock Options
James P. Dolan	36,903	65,303
Vicki. J. Duncomb	25,538
Renee L. Jackson	25,179
Scott J. Pollei	34,325
Mark W.C. Stodder	11,416	20,201

The restricted stock and stock options granted to the named executive officers listed above vest in three equal annual installments beginning on May 17, 2013. The stock options have an exercise price of $6.17 and have a term of seven years. See the “Grants of Plan-Based Awards Table” for more information about the equity awards granted to our named executive officers in 2012.

Perquisites and Other Benefits. We provide our named executive officers with various perquisites and other personal benefits that are described in the “All Other Compensation” column to the “Summary Compensation Table.” The Committee does not specifically consider these benefits and perquisites when working to establish total compensation at or near the 50th percentile of executives at companies in our competitive 2010 Peer Group. However, the Committee believes that it has taken a conservative approach to perquisites and other benefits within its compensation program relative to similarly situated companies.

2013 Compensation Plan

The Committee engaged Towers Watson in October 2012 as its independent compensation consultant to assist the Committee in benchmarking and designing executive compensation. The Committee viewed this change in independent consultants as appropriate given the long tenure of its relationship with Meridian and the fact that Towers Watson offers an excellent national reputation with a strong presence in the location of the company’s headquarters. In consultation with the Committee Towers Watson developed peer groups for compensation purposes composed of public companies with similar revenues and business models and of similar size, with the same type of executive talent, and generally in our company’s current mix of business. Towers Watson also provided market compensation data, data related to compensation levels for each executive officer, analysis of the constitution of our peer group, and information regarding future equity grants. The peer group analysis done in 2012 (the “2012 Peer Group”) consisted of the 2012 Peer Group companies reflected on the chart below, and these 25 companies ranged in size from $113 million to $841 million in revenues.

2012 Peer Group

Company	Revenues (in millions) (1)
The Advisory Board Company (ABCO)	$370
Bottomline Technologies (de), Inc. (EPAY)	224
Cass Information Systems, Inc. (CASS)	113
CBIZ, Inc. (CBZ)	734
Concur Technologies, Inc. (CNQR)	349
The Corporate Executive Board Company (CEB)	485
CoStar Group, Inc. (CSGP)	252
Courier Corporation (CRRC)	259
CRA International, Inc. (CRAI)	305
Epiq Systems, Inc. (EPIQ)	261
ExlService Holdings, Inc. (EXLS)	361
FactSet Research Systems Inc. (FDS)	727
Forrester Research, Inc. (FORR)	284
Franklin Covey Co. (FC)	161
GP Strategies Corporation (GPX)	333
Hill International, Inc. (HIL)	399
ICF International, Inc. (ICFI)	841
Marchex, Inc. (MCHX)	147
Morningstar, Inc. (MORN)	631
NIC Inc. (EGOV)	181
Online Resources Corporation (ORCC)	155
PRGX Global, Inc. (PRGX)	203
RCM Technologies, Inc. (RCMT)	144
Resources Connection, Inc. (RECN)	572
StarTek, Inc. (SRT)	219

Median revenue of 2012 Peer Group	284
Mean revenue of 2012 Peer Group	348

The Dolan Company total 2011 revenues	286
The Dolan Company total 2012 revenues	254

(1)	The revenues for each of the above companies in our 2012 Peer Group were calculated using stockholder meeting proxy information publicly disclosed for each of the peer companies in the most recent proxy filings available.

For 2013, given the need to control costs in light of the Company’s recent performance and Mr. Dolan’s, Mr. Pollei’s and Ms. Duncomb’s waivers of any increases, the Committee established base salaries for the named executive officers for the year ending December 31, 2013, as follows:

Executive Officer	2012 Base Salary	2013 Base Salary	Percent Change (2012 to 2013)
James P. Dolan	$561,600	$561,600	0%
Vicki J. Duncomb	285,000	285,000	0%
Renee L. Jackson	281,000	289,500	3%
Scott J. Pollei	338,000	338,000	0%
Mark W.C. Stodder	254,800	262,500	3%

On March 29, 2013, the Committee approved the Company’s 2013 executive incentive bonus plan for the named executive officers of the Company. The 2013 plan provides that incentive payments will be based largely on adjusted EBITDA (as calculated under our credit agreement) goals for the Company for the year, with the remaining portion to be based on achievement of individual business goals specific to each named executive officer. The target incentive amounts, which are percentages of their respective annual base salaries, were set at the same percentages as in 2012.

Severance Arrangements and Change in Control Plan

Severance Benefits. The Committee believes that severance arrangements for our named executive officers will allow us to continue to attract, motivate and retain the best possible executive talent in a marketplace where such protections are commonly offered. In particular, severance benefits provide additional security to the named executive officer if he or she is unexpectedly terminated by us for reasons other than cause. We believe that providing such a benefit is important in attracting and retaining qualified executives. Accordingly, our employment agreements with each named executive officer contain severance arrangements pursuant to which each such executive officer will receive severance benefits if his or her employment with us is terminated by us without cause or if such named executive officer terminates his or her employment with us for good reason. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for further information.

Change in Control Plan. In January 2011, our board of directors, upon the recommendation of the Committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaced the Executive Change in Control Plan adopted in 2007 and amended in 2008. The Amended Plan eliminated gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control. The Amended Plan provides each of the named executive officers with certain severance benefits in the event of termination of employment in connection with a qualified change in control event. The Committee believes that this Amended Plan will provide continuity and focus for these named executive officers in the event of an actual or threatened change in control by providing competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change in control transaction in the best interest of our stockholders. See “Executive Compensation – Potential Payments Upon Termination or Change In Control” for further information regarding change in control benefits.

Policies Related to Equity Compensation

Stock Ownership Guidelines. Consistent with the Committee’s executive compensation philosophy, the board of directors adopted stock ownership guidelines in 2010. These guidelines require that all of our executive officers own shares of our common stock, and establish a target level of stockholder ownership with a value equal to the ownership multiple set forth in the table below.

Executive	Stock Ownership Multiple
Chief Executive Officer	300% of base salary
Chief Operating Officer	200% of base salary
Other executive officers	100% of base salary

The phase-in provision of our guidelines require each of our current named executive officers (except Ms. Jackson, whose first year of the phase-in period was not measured until January 1, 2012), to own common stock having a value equal to 20% of their target level beginning on January 1, 2010, and increasing that value by 20% each year, so that the value equals at least 100% of target by January 1, 2014.

For purposes of this table, “target level” means the named executive officer’s stock ownership multiple, using base salary for that calendar year. So, for example, for our named executive officers (except Ms. Jackson) to fully comply with our ownership guidelines on January 1, 2014, such named executive officers would need to own common stock having a value equal to their respective stock ownership multiple, using their base salary for 2013. For Ms. Jackson, who was appointed in July 2010, and for each executive officer appointed in the future, the measurement date for the five-year phase-in period will begin on the January 1 following the first full year as an executive officer. For purposes of satisfying these guidelines, the executive officers may use stock they own directly or for which they have investment and/or voting control and shares of restricted stock that we may grant to them in connection with their service as officers. As of January 1, 2013, each executive officer met his or her required level except for Ms. Duncomb. Ms. Duncomb owned 53,452 shares as of January 1, 2013, and her fourth year phase-in requirement of holding shares valued at 80% of her salary was calculated at 58,612 shares, leaving a shortfall of 5,160 shares. This slight shortfall is due to the company’s low stock price of $3.89 on December 31, 2012 (the last trading day prior to January 1, 2013), which meant that she needed to hold a much larger number of shares to equal 80% of her salary than in prior years with higher stock values. For example, on January 1, 2012, the company’s stock price was $8.52, and Ms. Duncomb’s stock ownership of 27,914 shares far exceeded that year’s requirement of 18,662 shares. She thereafter was granted 25,538 shares of restricted stock in May 2012, and she has never sold any company stock. Also, she owns 850 shares of our 8.5% Series B Cumulative Preferred Stock. Given that Ms. Duncomb has met the spirit of the ownership guidelines, and with the upcoming annual grant of common stock equity, the Committee expects that she soon will be in compliance.

Our non-employee directors are also subject to stock ownership guidelines. You should refer to “Board Committees and Committee Membership—Stock Ownership Guidelines” for information about how these guidelines affect our non-employee directors.

Hedging Prohibition. As part of our policy on insider trading, our executives and directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities or engaging in hedging transactions involving our securities.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

We generally intend for our executive compensation program to be deductible in accordance with Section 162(m) and to comply with Section 409A of the Internal Revenue Code. Section 162(m) provides that compensation paid to certain named executive officers in excess of $1,000,000 cannot be deducted by us for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective, and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. The Committee may determine to provide compensation, or to adopt a compensation program, that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such compensation or program is appropriate. During the year ended December 31, 2012, none of our named executive officers received non-performance based compensation in excess of the Section 162(m) tax deduction limit.

Section 409A of the Code addresses certain nonqualified deferred compensation benefits payable to our executives and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, our executives would be subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Risk Assessment

In the first quarter of 2013, the Committee reviewed the company’s compensation policies and practices for executive and other key employees who, in the Committee’s judgment, had positions with us in which their compensation plans could potentially raise material risks to us if not designed appropriately. These employees included all of our named executive officers, as well as certain highly-compensated employees in both of our divisions. In selecting the compensation plans of these employees, the Committee considered a number of factors, including whether the employee had the ability to direct strategic and operational decisions for a significant operating unit or multiple operating units of the business.

The Committee reviewed base salary, short-term incentive and equity compensation for each of the employees the Committee selected, evaluating both 2012 actual compensation results and available information regarding 2013 compensation plans. In particular, the Committee reviewed these policies and practices to ensure they were designed in a way that did not encourage excessive risk-taking, including evaluating the plans for, among other things: (1) too much focus on equity compensation; (2) too much focus on short-term incentive compensation; (3) uncapped formulas for short-term incentives; (4) highly leveraged payout curves for short-term incentives; (5) incentive targets or thresholds set at unreasonably high levels; and (6) steep cliffs on payout plans under short-term incentive formulas.

In evaluating the plans, the Committee noted certain features of our compensation plans and programs that reduce the likelihood that these employees would engage in excessive risk-taking, as follows:

•	All compensation plans are balanced as their design is based on a mix of base salary, short-term incentives and annual equity grants.

•	Base salaries for all employees reviewed have been set at a sufficient level to avoid excessive reliance on short-term cash incentive payments.

•	Short-term cash incentive plan targets are based on reasonable goals and include scaling formulas which result in reasonable incremental payments for achievable incremental results.

•	All short-term cash incentive plans are capped at a maximum payment level relative to targeted level of payment, ranging from 100% to 200% of target.

•

Equity grants include vesting provisions over a three or four-year period and executive officers are also subject to ownership guidelines, requiring them to hold a certain number of shares during their employment.

•

Equity awards generally include a mixture of both stock options and restricted stock grants, providing for long-term value to the employees selected, which yields a wide variety of stock valuation outcomes.

Based on this review and analysis, the Committee determined that the company’s compensation policies and practices for 2012, and those established for 2013, do not encourage excessive risk and are not reasonably likely to encourage behavior that would have a material adverse effect on us or our operations. The Committee also performed this risk assessment in 2012 and intends to perform it annually.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of The Dolan Company has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the company’s annual report on Form 10-K filed with the SEC on March 8, 2013. Based on this review and these discussions with management, the compensation committee recommended to the board of directors that this compensation discussion and analysis be included in the company’s 2013 proxy statement and incorporated by reference in the company’s annual report on Form 10-K.

Submitted by the Compensation Committee

John C. Bergstrom, chair

Arthur F. Kingsbury

Lauren Rich Fine

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities to us for the years ended December 31, 2012, 2011 and 2010, earned by our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)	Total
James P. Dolan President and Chief Executive Officer	2012 2011 2010	$561,600 540,000 527,000	$	— 81,000 —	$227,692 — —	$166,875 403,920 421,677	$	— — 260,959	$21,347 20,346 20,175	$977,514 1,045,266 1,229,811
Vicki J. Duncomb Vice President and Chief Financial Officer	2012 2011 2010	$285,000 265,000 250,000		— — —	$157,569 88,532 99,100	— 67,574 68,196		42,750 39,750 103,162	$17,592 16,660 10,350	$502,912 477,516 530,808
Renee L. Jackson (1) Vice President and General Counsel	2012 2011 2010	$281,000 256,000 110,577		— — —	$155,354 85,523 197,685	— 65,279 59,854		42,150 38,400 125,000	$14,821 14,054 8,351	$493,325 459,256 501,467
Scott J. Pollei Executive Vice President and Chief Operating Officer	2012 2011 2010	$338,000 325,000 317,000		— 48,750 —	$211,785 246,108 142,406	— — 97,999		— — 156,972	$18,871 18,345 18,008	$568,656 638,203 732,385
Mark W.C. Stodder Executive Vice President, Business Information	2012 2011 2010	$254,800 245,000 240,000		— 19,141 —	$70,437 80,183 —	$51,622 61,198 130,934		38,220 — 78,478	$28,516 29,392 24,121	$443,594 434,914 473,533

(1)	Ms. Jackson joined the company in July 2010 and was appointed Vice President and General Counsel and an executive officer.

(2)	We calculated the amounts in these columns, which represent the aggregate grant date fair value of the equity awards, using the provisions of FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013, for information regarding the assumptions used in the valuation of equity awards. See “Grants of Plan-Based Awards in 2012” below for more information about our equity awards to the named executive officers.

(3)	This column reflects amounts earned in the given year. Depending on payroll timing and elections made by the executive officers, portions of these amounts may have been paid to each named executive officer during the first quarter of the following year.

(4)	All other compensation for the year ended December 31, 2012, consisted of the following components.

Name	Club Membership (a)	Medical and Dental Insurance (b)	401(k) Matching Contribution (c)	Home Office Expenses (d)	Parking	Rent and Flights (e)	Total
James P. Dolan	$6,018	$6,553	$7,500	$1,276	$—	$—	$21,347
Vicki J. Duncomb	7,063	—	7,079	—	3,450	—	17,592
Renee L. Jackson	4,173	—	7,198	—	3,450	—	14,821
Scott J. Pollei	8,181	—	7,500	—	3,190	—	18,871
Mark W.C. Stodder	—	6,553	7,500	—	—	14,463	28,516

(a)	We pay club membership dues for Messrs. Dolan and Pollei and Mses. Duncomb and Jackson. We believe that professional, social and club memberships support their roles as our representatives in the business communities we serve.

(b)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. For Mr. Dolan and Mr. Stodder, such an amount is not withheld, so the amount in this column represents the amount withheld for other participating employees with comparable coverage, as well as dental premiums paid on their behalf.

(c)	Our 401(k) retirement savings plan is a qualified defined contribution plan under which employees may make pre-tax contributions into the plan up to certain specified annual limits. We also provide discretionary employer matching contributions. We provided in 2012, and will provide in 2013, a discretionary employer matching contribution of 50% of the first 6% of employee contributions. For highly compensated employees, including the named executive officers, this match was capped at $7,500 for 2012.

(d)	In 2012, we paid $5,105 for home Internet access for Mr. Dolan because he and his spouse, who administers Dolan Media Newswires, use their home office on a regular basis for business purposes. $1,276 represents the portion of this payment attributable to personal use of the home office and Internet access, which we have estimated constitutes 25% of the total use.

(e)	Mr. Stodder, who lives in Shorewood, Wisconsin, receives a rent and utilities reimbursement for an apartment we lease for him near our offices in Minneapolis. We also pay for Mr. Stodder’s flights between Minneapolis and his home. In 2012, we reimbursed Mr. Stodder $12,193 for rent and utilities and paid $2,270 for such flights.

Employment Agreements

James P. Dolan Employment Agreement. We entered into an employment agreement with James P. Dolan as of April 1, 2002, pursuant to which Mr. Dolan agreed to serve as president and chief executive officer of The Dolan Company. We amended and restated Mr. Dolan’s employment agreement, effective as of April 1, 2007, for an initial term of two years. In December 2008, we amended Mr. Dolan’s employment agreement in connection with the effective date of Section 409A of the Code. Beginning April 1, 2008, and on each day thereafter the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Dolan or us. The agreement provides that Mr. Dolan reports to our board of directors.

Under the amended and restated employment agreement, Mr. Dolan’s annual base salary was $463,000 for 2007. For each calendar year after 2007, Mr. Dolan’s base salary is to be increased in January, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2012, the committee set Mr. Dolan’s base salary at $561,600, which was an increase of 4.0 percent over 2011. Mr. Dolan waived a 2013 salary increase to correspond to the consumer price index increase as provided in his employment agreement. For 2013, per his request, the committee retained Mr. Dolan’s base salary at $561,600. In addition to his base salary, Mr. Dolan is eligible to receive an annual short-term cash incentive payment that will be based on performance goals for the applicable fiscal year set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan. The employment agreement provides Mr. Dolan four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We pay, as applicable, Mr. Dolan’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Dolan is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Dolan with good reason. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Dolan would receive, including those payments and benefits under our change in control plan if he incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Dolan.

Mr. Dolan has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees or independent contractors.

Vicki J. Duncomb, Renee L. Jackson, Scott J. Pollei and Mark W.C. Stodder Employment Agreements. We entered into employment agreements with each of Ms. Duncomb on August 1, 2009, Ms. Jackson on July 12, 2010, Mr. Pollei on April 1, 2007, which was amended on December 29, 2008 and on August 1, 2009, and Mr. Stodder on April 1, 2007, which was amended on December 29, 2008 and on August 1, 2009, pursuant to which the executive officers agreed to serve as vice president and chief financial officer, vice president and general counsel, executive vice president and chief operating officer, and executive vice president of business information, respectively, of The Dolan Company. Each employment agreement has an initial term of two years, and on the one-year anniversary of the effective date of each employment agreement, and on each day thereafter, the employment term automatically extends for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either the executive officer or us. The agreements provide that Ms. Duncomb reports to our chief operating officer and, indirectly, to our chief executive officer and our board of directors, Ms. Jackson reports to our chief operating officer and, indirectly, to our chief executive officer, Mr. Pollei reports to our chief executive officer and our board of directors, and Mr. Stodder reports to our chief operating officer and indirectly, to our chief executive officer and our board of directors.

Under the employment agreements, Ms. Duncomb’s annual base salary was set at $225,000 for the remainder of 2009, Ms. Jackson’s annual base salary was set at $250,000 for the remainder of 2010, Mr. Pollei’s annual base salary was set at $289,000 for the remainder of 2009, and Mr. Stodder’s annual base salary was set at $225,000 for 2007. For each calendar year after the year in which the employment agreements were entered into, the executive officer’s base salary will be increased in January, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2012, the committee set Ms. Duncomb’s base salary at $285,000, which was an increase of 7.5 percent over 2011, the committee set Ms. Jackson’s base salary at $281,000, which was an increase of 9.8 percent over 2011, the committee set Mr. Pollei’s base salary at $338,000, which was an increase of 4 percent over 2011, and the committee set Mr. Stodder’s base salary at $254,800, which was an increase of 4 percent over 2011. Mr. Pollei and Ms. Duncomb waived 2013 salary increases to correspond to the consumer price index increase as provided in their employment agreements. Ms. Jackson and Mr. Stodder both received modest increases to their base salaries for 2013. In addition to their base salaries, Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder are eligible to receive an annual short-term cash incentive payment that will be based on performance goals set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan.

The employment agreements provide Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder with four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We have paid, or will pay, as applicable, Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder’s fees in connection with the negotiation, preparation and enforcement of their employment agreements.

Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder are entitled to severance benefits upon a termination of their employment without cause or a resignation by them with good reason. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that each will receive, including those payments and benefits under our change in control plan if each incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to each of Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder.

Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder have agreed to restrictive covenants that will survive for one year following expiration or termination of each of their employment agreements pursuant to which the executives have agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees and independent contractors.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information with respect to cash compensation targets established, options to purchase shares of our common stock granted, and restricted shares of our common stock granted, during the year ended December 31, 2012, to our named executive officers. See “Compensation Discussion and Analysis—Performance-Based Short-Term Cash Incentives” for a description of the material factors necessary to understand the information in the table below.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		(1)
Name	Grant Date	Threshold	Target	Maximum
James P. Dolan		$—	$336,600	$673,920
	5/17/2012				36,903	—	—	$227,692
	5/17/2012				—	65,303	$6.17	$166,875
Vicki J. Duncomb		—	142,500	285,000
	5/17/2012				25,538	—	—	$157,569
Renee L. Jackson		—	140,500	281,000
	5/17/2012				25,179	—	—	$155,354
Scott J. Pollei		—	202,800	405,600
	5/17/2012				34,325	—	—	$211,785
Mark W.C. Stodder		—	127,400	254,800
	5/17/2012				11,416	—	—	$70,437
	5/17/2012				—	20,201	$6.17	$51,622

(1)	These columns describe the range of cash payments that could have been made with respect to our 2012 short-term cash incentive program described under “Compensation Discussion and Analysis—Short-Term Cash Incentives” You should also refer to the “Summary Compensation Table” for specific information about any amounts paid to each named executive officer in 2012 as performance-based short-term cash incentives.

(2)	These shares of restricted stock and non-qualified stock options vest and become exercisable in three equal annual installments beginning on May 17, 2013. The termination provisions of the 2007 Incentive Compensation Plan are described below.

(3)	This column shows the full grant date fair value of restricted stock and non-qualified stock options granted to the named executive officers in 2012, using the provisions of FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2012, that we filed with the SEC on March 8, 2013, for information regarding the assumptions used in the valuation of equity awards.

The 2007 Incentive Compensation Plan (the “plan”) allows us to grant options (non-qualified and incentive stock options); stock appreciation rights, or SARs; restricted stock; restricted stock units; deferred shares; performance units; other stock-based units; and annual cash incentive awards. The exercise price for all stock options and stock appreciation rights, or SARs, granted under the plan must be equal to at least 100% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). Restricted stock and restricted stock units are forfeitable until the applicable restrictions lapse. Vesting of restricted stock and restricted stock units is conditioned upon the grantee’s continued employment. Except as otherwise set forth in an award agreement, in the event of a change in control (as defined in the plan), all awards will become vested, all restrictions will lapse and all performance goals shall be deemed to be met, as applicable. With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service for any reason other than cause, retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 60 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service due to retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a grantee’s termination of employment or service for cause, such grantee’s outstanding stock options or SARs will immediately be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, or unless otherwise determined by the committee as provided in the plan, (1) with respect to restricted stock, in the event of a grantee’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, and (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest.

Outstanding Equity Awards at Year End 2012

The following table sets forth certain information with respect to all unexercised options to purchase shares of our common stock and unvested shares of restricted stock held by each of the named executive officers as of December 31, 2012.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (8)
James P. Dolan	(2)	211,328	—	14.50	8/1/2014
	(3)	85,954	—	16.52	5/12/2015
	(4)	65,862	21,955	12.51	5/15/2016
	(5)	40,939	40,940	12.23	5/26/2017
	(6)	22,000	66,000	10.45	5/17/2018
	(7)	—	65,303	6.17	5/17/2019	36,903	143,553
Vicki J. Duncomb	(1)	4,500	—	2.22	10/11/2016
	(2)	37,344	—	14.50	8/1/2014
	(3)	19,576	—	16.52	5/12/2015
	(4)	7,500	2,500	12.51	5/15/2016	1,371	5,333
	(5)	6,621	6,621	12.23	5/26/2017	4,052	15,762
	(6)	3,680	11,042	10.45	5/17/2018	6,354	24,717
	(7)					25,538	99,343
Renee L. Jackson	(5)	6,621	6,621	10.92	5/26/2017	4,052	15,762
	(6)	3,555	10,667	10.45	5/17/2018	6,138	23,877
	(7)					25,179	97,946
Scott J. Pollei	(2)	79,357	—	14.50	8/1/2014
	(3)	32,300	—	16.52	5/12/2015
	(4)	12,375	4,125	12.51	5/15/2016	2,263	8,803
	(5)	9,514	9,515	12.23	5/26/2017	5,822	22,648
	(6)					17,664	68,713
	(7)					34,325	133,524
Mark W.C. Stodder	(2)	35,010	—	14.50	8/1/2014
	(3)	14,242	—	16.52	5/12/2015
	(4)	10,913	3,637	12.51	5/15/2016
	(5)	12,712	12,712	12.23	5/26/2017
	(6)	3,333	10,000	10.45	5/17/2018	5,755	22,387
	(7)	—	20,201	6.17	5/17/2019	11,416	44,408

(1)	The Option award vested in four equal annual installments beginning on October 11, 2006.

(2)	The Option awards vested in four equal annual installments beginning on August 1, 2008.

(3)	The Option awards vested in four equal annual installments beginning on May 12, 2009.

(4)	The Option and Stock awards vest in four equal annual installments which began on May 15, 2010.

(5)	The Option and Stock awards vest in four equal annual installments which began on May 26, 2011.

(6)	The Option and Stock awards vest in four equal annual installments which began on May 17, 2012

(7)	The Option and Stock awards vest in three equal annual installments beginning on May 17, 2013.

(8)	Value represents the market value of The Dolan Company common shares (based on the closing price of $3.89 per share on December 30, 2012).

Option Exercises and Stock Vested for 2012

The following table sets forth certain information with respect to restricted stock awards granted to our named executive officers that vested during 2012. None of our named executive officers exercised options to purchase shares of our common stock during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James P. Dolan	—	$—
Vicki J. Duncomb	5,515	36,139
Renee L. Jackson	4,072	26,482
Scott J. Pollei	11,060	71,435
Mark W.C. Stodder	1,918	11,834

Non-qualified Deferred Compensation for 2012

Our named executive officers did not receive any non-qualified deferred compensation benefits from us during the year ended December 31, 2012.

Pension Benefits for 2012

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or supplemental retirement plans sponsored by us during the year ended December 31, 2012.

Potential Payments Upon Termination or Change in Control

As of December 31, 2012, we were party to certain agreements and had in place a change in control plan that would have required us to provide compensation to our named executive officers in the event that their employment with us was terminated or if we experienced a change in control. A description of these agreements follows. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment or change in control, assuming that each had occurred as of December 31, 2012, is listed in the table below.

Severance Payments

James P. Dolan. Under Mr. Dolan’s employment agreement with us, if Mr. Dolan’s employment was terminated by us without cause or by Mr. Dolan with good reason (as such terms are defined below), then in addition to his base salary and benefits accrued through the termination date and any unpaid annual bonus due to Mr. Dolan for the immediately preceding fiscal year to the extent unpaid on the date of such termination, we would provide him (1) an amount equal to one year of his annual base salary in effect at the time of the termination, (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination), and (3) medical and dental benefits for Mr. Dolan and his covered dependents for a period of 18 months following his termination. Cash severance payments are contingent on Mr. Dolan executing, delivering and not rescinding a specified release of claims, at the company’s discretion. If Mr. Dolan’s employment was terminated due to his death or disability or by us for cause or by Mr. Dolan without good reason, we would pay to him (or his beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) in the case of termination due to death or disability, a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination).

“Cause” is defined in Mr. Dolan’s employment agreement to mean the occurrence of any of the following events: (1) a material breach by Mr. Dolan of his employment agreement that remains uncured for 30 days after he receives written notice of the breach; (2) Mr. Dolan continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 30 days after delivery of a written demand for performance that specifically identifies the manner in which we believe Mr. Dolan has not performed his duties; (3) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony. Mr. Dolan’s employment agreement defines “good reason” as the following: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require Mr. Dolan to relocate; (2) we remove Mr. Dolan as our chief executive officer or substantially diminish his duties or responsibilities; (3) we materially breach any of our obligations under Mr. Dolan’s employment agreement, which breach remains uncured for 30 days after we receive written notice of the breach; or (4) a diminution of Mr. Dolan’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to Mr. Dolan, other than (a) any diminution that is cured within 30 days after receipt by the company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

Vicki Duncomb, Renee Jackson, Scott Pollei and Mark Stodder. Under the employment agreement for each of Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder, if such officer’s employment was terminated by us without cause or by the officer with good reason (as such terms are defined below), then in addition to such officer’s base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year, we would provide such officer (1) an amount equal to one year of such officer’s annual base salary, in effect at the time of the termination; (2) a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination), and (3) medical and dental benefits for such officer and his or her covered dependents for a period of 18 months following his or her termination. Cash severance payments are contingent on the executive executing, delivering and not rescinding a specified release of claims. If such officer’s employment was terminated due to his or her death or disability or by us for cause or the executive without good reason, we would pay to such officer (or his or her beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year to the extent unpaid, and (2) in the case of termination due to death or disability, a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year of such termination).

For these officers, “cause” and “good reason” have the meanings set forth in their employment agreements. “Cause” means the occurrence of any of the following events: (1) a material breach by the executive officer of his or her employment agreement that remains uncured for 10 days after he or she receives written notice of the breach; (2) the executive officer continues to willfully and materially fail to perform his or her duties under his or her employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 10 days after delivery of a written demand for performance that specifically identifies the manner in which we believe the executive officer has not performed his or her duties; (3) the executive officer’s commission of theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) the executive officer’s commission of criminal misconduct constituting a felony. “Good reason” means: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require the executive officer to relocate, (2) any material diminution by us in the executive officer’s duties or responsibilities inconsistent with the terms of his or her employment agreement which remains uncured for 30 days after we receive notice; (3) we materially breach any of our obligations under the executive officer’s employment agreement that remains uncured for 30 days after we receive notice of the breach, or (4) a diminution in the executive officer’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to the executive officer, other than: (a) any diminution that is cured within 30 days after receipt by the company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

Stock Option and Restricted Stock Rights upon Termination or Change in Control

As of December 31, 2012, our named executed officers held options to purchase an aggregate 1,017,075 shares of our common stock, 725,236 of which have vested; and 186,832 shares of restricted stock, which have not vested. These totals do not include stock options or restricted shares that were issued to Mr. Dolan’s spouse in connection with her employment with us. See “Related Party Transactions—Employment of Mr. Dolan’s Spouse” for more information regarding her equity awards.

Under our 2007 Incentive Compensation Plan (the “plan”), stock options and restricted stock held by any named executive officer would immediately vest upon the occurrence of an event satisfying the definition of Change in Control in the plan. If any named executive officer incurs a termination of service due to his or her death, disability or retirement, options may be exercised for a period of one year from the date of such termination to the extent that the options were exercisable at the time of his or her termination. If, however, any of the named executive officers is terminated for cause, the options (whether or not vested) and unvested shares of restricted stock will be immediately cancelled and forfeited. “Cause” has the meaning set forth in each such named executive officer’s employment agreement. If a named executive officer incurs a termination of service either without cause or due to a reason other than his or her death, disability or retirement, not in connection with a Change in Control, the options may be exercised for a period of 60 days from the date of such termination to the extent that the options were exercisable at the time of his or her termination. Unvested shares of restricted stock will immediately vest upon a termination of service due to a named executive officer’s death or permanent disability. If a named executive officer incurs a termination of service either without cause or due to a reason other than his or her death, or permanent disability, not in connection with a Change in Control, the unvested stock will be immediately cancelled and forfeited.

Change in Control Plan

As previously described, in January 2011, our board of directors, upon the recommendation of the compensation committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaced the former Executive Change in Control Plan. The Amended Plan provided each of the named executive officers, as well as certain other members of our senior management (each referred to as a “participant”), with certain severance benefits in the event of termination of employment in connection with a qualified change in control event (as defined below). Under the Amended Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then he or she will not be entitled to an additional “gross-up” payment from us. Also under the Amended Plan, in connection with a change in control termination, each of the named executive officers, as well as certain other participants, will receive a cash severance payment of two and one-half times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. Under the Amended Plan, a participant continues to be entitled to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined below), subject to the participant’s execution, delivery and compliance of a release with restrictive covenants. In addition, the terminated participant will continue to receive 18 months of continuing health and dental coverage on the same terms as the participant received such benefits during employment, and will receive $45,000 to be used for outplacement services.

Change in control is defined in the plan to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets. The definitions of “cause” and “good reason” for the named executive officers, for purposes of the plan, are the same as is contained in such named executive officer’s employment agreement.

Summary of Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for each of the named executive officers, assuming such event occurred as of December 31, 2012.

Payment and Benefit	Termination by Us Without Cause or by the NEO for Good Reason ($)	Termination by Us Without Cause or by the NEO for Good Reason in connection with Change in Control ($)	Change in Control Without Termination ($)	Death or Permanent Disability ($)

James P. Dolan
Cash Severance (1)	$561,600	$2,246,400	$—	$—
Acceleration of Stock Options (2)	—	—	—	—
Acceleration of Restricted Stock (3)	—	143,553	143,553	143,553
Outplacement Service (4)	—	45,000	—	—
Medical and Dental Benefits (5)	18,697	18,697	—	—
TOTAL:	580,297	2,453,650	143,553	143,553

Vicki J. Duncomb
Cash Severance (1)	285,000	1,068,750	—	—
Acceleration of Stock Options (2)	—	—	—	—
Acceleration of Restricted Stock (3)	—	145,155	145,155	145,155
Outplacement Service (4)	—	45,000	—	—
Medical and Dental Benefits (5)	22,444	22,444	—	—
TOTAL:	307,444	1,281,349	145,155	145,155

Renee L. Jackson
Cash Severance (1)	281,000	1,053,750	—	—
Acceleration of Stock Options (2)	—	—	—	—
Acceleration of Restricted Stock (3)	—	137,585	137,585	137,585
Outplacement Service (4)	—	45,000	—	—
Medical and Dental Benefits (5)	27,378	27,378	—	—
TOTAL:	308,378	1,263,713	137,585	137,585

Scott J. Pollei
Cash Severance (1)	338,000	1,352,000	—	—
Acceleration of Stock Options (2)	—	—	—	—
Acceleration of Restricted Stock (3)	—	233,688	233,688	233,688
Outplacement Service (4)	—	45,000	—	—
Medical and Dental Benefits (5)	22,444	22,444	—	—
TOTAL:	360,444	1,653,132	233,688	233,688

Mark W.C. Stodder
Cash Severance (1)	254,800	955,500	—	—
Acceleration of Stock Options (2)	—	—	—	—
Acceleration of Restricted Stock (3)	—	66,795	66,795	66,795
Outplacement Service (4)	—	45,000	—	—
Medical and Dental Benefits (5)	18,697	18,697	—	—
TOTAL:	273,497	1,085,992	66,795	66,795

(1)

Under the Amended Plan and their employment agreements, the NEO’s ability to receive the severance benefit is contingent upon executing, timely delivering to the company and not revoking a release and his or her compliance with the restrictive covenants in the employment agreement, and provided that he or she meets these conditions, the Cash Severance payment shall be paid to the Participant, in one lump sum cash payment, on the six month anniversary of the Participant’s Separation from Service.

(2)	None of the stock options that would immediately become exercisable upon a change in control was “in the money” on December 31, 2012, based on the company’s closing stock price on that day of $3.89.

(3)	The amounts shown represent the market value of restricted stock that would immediately vest upon the applicable triggering event, based on the company’s closing stock price on December 31, 2012, of $3.89.

(4)	Under the Amended Plan, the NEO’s ability to receive Outplacement Services is contingent upon executing, timely delivering to the company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement.

(5)	Under the Amended Plan and their employment agreements, the NEO’s ability to receive 18 months of Medical and Dental Benefits to him or her and his or her covered dependents on the same terms and conditions as if he or she had not terminated is contingent upon executing, timely delivering to the company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John C. Bergstrom, Arthur Kingsbury and Lauren Rich Fine served on our board’s compensation committee for the year ended December 31, 2012. No member of our compensation committee has any relationship requiring any disclosure. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 28, 2013, by each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned and the percentage ownership of each person or group of affiliated persons, we have included shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of February 28, 2013. These shares, however, were not included for purposes of computing the percentage ownership for any other person. Unless otherwise indicated, the persons or group of affiliated persons in this table have sole voting and investment power with respect to those shares set forth opposite that person’s or group of affiliated person’s name. We have based our computation of the percentage ownership of our common stock on 30,919,446 shares of our common stock outstanding on February 28, 2013, which did not include shares of common stock in our treasury. Except as otherwise noted below, the address of each person listed in the table is: c/o The Dolan Company, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
T. Rowe Price Associates, Inc. (1)	2,983,526	9.65%
BlackRock Inc. (2)	2,617,196	8.46%
Kendall Square Capital, LLC (3)	1,728,110	5.59%
Eagle Boston Investment Management, Inc. (4)	1,686,317	5.45%
The Vanguard Group (5)	1,634,079	5.28%
James P. Dolan (6)	2,036,429	6.50%
Vicki J. Duncomb (7)	132,673	*
Renee L. Jackson (8)	54,142	*
Scott J. Pollei (9)	419,989	1.35%
Mark W.C. Stodder (10)	148,864	*
John C. Bergstrom (11)	111,110	*
Anton J. Christianson (12)	477,876	1.54%
Bill L. Fairfield (13)	15,815	*
Arthur F. Kingsbury (14)	45,753	*
Lauren Rich Fine (15)	39,753	*
George Rossi (16)	47,264	*
Gary H. Stern (17)	20,225	*
Executive Officers and Directors as a group (12 persons) (18)	3,549,893	11.17%

*	less than 1% beneficial ownership

(1)	The information provided here is based upon a Schedule 13G/A filed on February 6, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported sole voting power over 1,365,690 shares and sole dispositive power over 2,983,526 shares. These securities are owned by various individual and institutional investors, including shares owned by T Rowe Price International Ltd and by the T. Rowe Price Mutual Funds, which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)

The information provided here is based upon a Schedule 13G/A filed on February 1, 2013 by BlackRock Inc., a Delaware corporation, and its subsidiaries BlackRock Advisors, LLC., BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. reporting beneficial ownership as of December 31, 2012. The address for BlackRock Inc. is 40 East 52nd Street New York, New York 10022.

(3)	The information provided here is based upon a Schedule 13G filed on February 4, 2013 by Kendall Square Capital, LLC (the “General Partner”), Kendall Square QP, LP (the “QP Fund”), and Jason F. Harris (“Mr. Harris”) reporting beneficial ownership as of December 31, 2012. These securities are held for the account of each of the QP Fund and Kendall Square Capital LP, a Delaware limited partnership (the “LP Fund”). The General Partner serves as the general partner of each of the QP Fund and the LP Fund. Mr. Harris serves as the managing member of the General Partner. The QP Fund reported having shared voting power and shared dispositive power over 1,565,674 shares. The General Partner and Mr. Harris reported having shared voting power and shared dispositive power over all 1,728,110 shares, which amount includes (i) 1,565,674 shares held for the account of the QP Fund and (ii) 152,436 shares held for the account of the LP Fund. The address of each of the reporting persons is 235 Montgomery Street, Suite 1010, San Francisco, CA 94104.

(4)

The information provided here is based upon a Schedule 13G filed on January 16, 2013 by Eagle Boston Investment Management, Inc., an investment adviser, reporting beneficial ownership as of December 31, 2012.

Eagle Boston Investment Management, Inc. reported sole voting and dispositive power over 1,686,317 shares. The address for Eagle Boston Investment Management, Inc. is 4 Liberty Square, Boston, MA 02109.

(5)	The information provided here is based upon a Schedule 13G filed on February 12, 2013 by The Vanguard Group, an investment adviser, reporting beneficial ownership as of December 31, 2012. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 45,742 shares or .14% of the common stock outstanding of the company as a result of its serving as investment manager of collective trust accounts. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	These shares include the following: (a) 17,326 shares owned by Mr. Dolan’s spouse and 2,662 shares issuable to Mr. Dolan’s spouse upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013; and (b) 426,083 shares issuable to Mr. Dolan upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013. Mr. Dolan disclaims beneficial ownership of all shares his spouse owns, including shares she could own pursuant to the exercise of any stock options.

(7)	These shares include 79,221 shares issuable to Ms. Duncomb upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(8)	These shares include 10,176 shares issuable to Ms. Jackson upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(9)	These shares include the following: (a) 14,998 shares that Mr. Pollei owns through an individual retirement account, (b) 133,546 shares issuable to Mr. Pollei upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013, and (c) an aggregate 180,000 shares held in four separate trusts for Mr. Pollei’s children. Mr. Pollei is the trustee of each trust and has sole voting and investment power with respect to the shares held by each trust. Mr. Pollei disclaims beneficial ownership of the shares held in trust for his children.

(10)	These shares include the following: (a) 55,141 shares that Mr. Stodder owns through a living trust for the benefit of Mr. Stodder who is sole beneficiary, (b) 242 shares owned by Mr. Stodder’s daughter; and (c) options to acquire 76,210 shares of our common stock that Mr. Stodder may exercise during the 60-day period following February 28, 2013. Mr. Stodder disclaims beneficial ownership of the shares his daughter owns.

(11)	These shares include the following (a) 20,000 shares that Mr. Bergstrom owns through an individual retirement account, and (b) 33,416 shares issuable to Mr. Bergstrom upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(12)	These shares include (a) 12,880 shares held by Adam Smith Growth Partners, L.P., (b) 425,000 shares held by Adam Smith Fund, L.L.C., (c) 1,300 shares held by Adam Smith Companies, LLC, and (d) 31,731 shares issuable to Mr. Christianson upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013. Mr. Christianson is the chairman of Adam Smith Companies, LLC, and the general partner of Adam Smith Growth Partners L.P. Mr. Christianson is also the chairman of Adam Smith Advisors, LLC, the managing member of the Adam Smith Fund, L.L.C. Mr. Christianson has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of the shares of common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C. and Adam Smith Companies, LLC. Mr. Christianson disclaims beneficial ownership to the shares of our common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C., and Adam Smith Companies, LLC, except to the extent of his indirect ownership in those entities.

(13)	These shares include 2,918 shares issuable to Mr. Fairfield upon the exercise of options that are currently exercisable or will become exercisable within 60 days of February 28, 2013.

(14)	These shares include 16,963 shares issuable to Mr. Kingsbury upon the exercise of options that are currently exercisable or will become exercisable within 60 days of February 28, 2013.

(15)	These shares include 16,963 shares issuable to Ms. Rich Fine upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(16)	These shares include 24,658 shares issuable to Mr. Rossi upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(17)	These shares include 8,647 shares issuable to Mr. Stern upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2013.

(18)	See Notes 6 through 17 above. The shares reported include 860,532 options to acquire shares of our common stock, which are exercisable by all of our directors and executive officers as a group within the 60-day period following February 28, 2013.

8.5% Series B Cumulative Preferred Stock

The following table sets forth information known to us with respect to the beneficial ownership of our 8.5% Series B Cumulative Preferred Stock (“Preferred Stock”) as of February 28, 2013, by each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

The persons in this table have sole voting and investment power with respect to those shares set forth opposite that person’s name. We have based our computation of the percentage ownership of our preferred stock on 700,000 shares of our preferred stock outstanding on February 28, 2013. The address of each person listed in the table is: c/o The Dolan Company, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
James P. Dolan	4,300	*
Vicki J. Duncomb	850	*
Renee L. Jackson	0	*
Scott J. Pollei	1,300	*
Mark W.C. Stodder	260(1)	*
John C. Bergstrom	2,000	*
Anton J. Christianson	0	*
Bill L. Fairfield	0	*
Arthur F. Kingsbury	0	*
Lauren Rich Fine	0	*
George Rossi	0	*
Gary H. Stern	0	*
Executive Officers and Directors as a group (12 persons)	8,710	1.24%

*	less than 1% beneficial ownership

(1)	These shares are owned by Mr. Stodder through a living trust for the benefit of Mr. Stodder who is sole beneficiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership, and changes in their ownership, with the SEC. We are required to identify any person who fails to file these reports on a timely basis. To our knowledge, all filings were made on a timely basis during 2012. In making this statement, we have relied upon our examination of the

Forms 3, 4 and 5 on file with the SEC for each of our directors and executive officers and also those directors and executive officers’ written representations to us.

By order of the Board of Directors,

Vicki J. Duncomb

Corporate Secretary

April 3, 2013

THE DOLAN COMPANY 222 SOUTH 9TH STREET SUITE 2300

MINNEAPOLIS, MN 55402

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DM13

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53400-P32539 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLYTHE DOLAN COMPANY

For Withhold

For All

To withhold authority to vote for any individual

The Board of Directors recommends a vote FOR all Director nominees.To elect the following three nominees to our Board of Directors, each for a term of three years

Nominees

01) John C. Bergstrom

02) James P. Dolan

03) George RossiThe Board of Directors recommends a vote FOR Proposals 2 and 3.

2. Advisory vote to approve Executive Compensation.

3. Ratify the appointment of McGladrey LLP as our independent registered public accounting firm for 2013.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of The Dolan Company. Our 2013 Annual Meeting of Stockholders will be held on Tuesday, May 14, 2013, at 9:00 a.m. CDT at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402. You will be able to attend the 2013 Annual Meeting of Stockholders via the Internet by visiting www.virtualshareholdermeeting.com/ DM13. You will need the number that is printed in the box marked by the arrow on the reverse side of this proxy card in order to vote and submit questions via the Internet during the 2013 Annual Meeting of Stockholders.

It is important that these shares are voted. You should specify your choices by marking the appropriate boxes on the proxy card on the reverse side, and date, sign and return your proxy card in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy without specifying your choices, these shares will be voted in accordance with the recommendation of the Board of Directors.

We will discuss the business of the Company during the meeting. We will provide time during the meeting for questions submitted by stockholders in person and via the Internet. I am very much looking forward to meeting with you at our 2013 Annual Meeting of Stockholders.

Sincerely, James P. Dolan

Chairman, Chief Executive Officer

and President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M53401-P32539

THE DOLAN COMPANY

THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR USE AT THE DOLAN COMPANY

ANNUAL MEETING OF STOCKHOLDERS ON TUESDAY, MAY 14, 2013

The stockholder(s) whose signature(s) is on the reverse side of this proxy revokes all other proxies and appoints James P. Dolan and Vicki J. Duncomb, or either or both of them, each with full power of substitution, as proxies, to vote all shares of common stock of The Dolan Company which such stockholder(s) would be entitled to vote on the matters set forth on the reverse side of this proxy, including all matters which may properly come before the 2013 Annual Meeting of Stockholders or any adjournment or postponement of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

The board urges you to promptly vote this proxy by Internet, telephone or mail as described on the reverse side regardless of whether you intend to attend the annual meeting in person or via the Internet so that we can establish a quorum and these shares can be voted according to your wishes. If you complete this proxy and choose to attend the annual meeting in person or via the Internet, you can revoke this proxy and vote at the annual meeting.

Continued and to be signed on reverse side